Exhibit 10.1

EXECUTION VERSION

$47,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

AMONG

FP HEALTHCARE INTERMEDIATE, LLC

AS HOLDINGS,

FP HEALTHCARE MERGER SUB CORPORATION

AND

CONNECTURE, INC.,

AS THE BORROWER,

PNC BANK, NATIONAL ASSOCIATION,

AS AGENT, ISSUER, REVOLVING CREDIT AND TERM LOAN LENDER

THE OTHER LENDERS FROM TIME TO TIME PARTIES HERETO,

AS LENDERS

DATED AS OF APRIL 25, 2018

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SCHEDULES

Schedule 1.1A:	Commitments
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.15:	Subsidiaries/Capital Stock
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 7.2(e):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens
Schedule 7.8(i):	Existing Investments
Schedule 7.10(e):	Transactions with Affiliates

EXHIBITS

Exhibit A-1	Form of Assignment and Assumption
Exhibit C-1	Form of Closing Certificate
Exhibit C-2	Form of Compliance Certificate
Exhibit G-1	Form of Guarantee and Collateral Agreement
Exhibit S-1:	Form of Solvency Certificate
Exhibit 2.1(a)	Form of Revolving Credit Note
Exhibit 2.3	Form of Term Loan Note
Exhibit 2.4	Form of Swing Loan Note
Exhibit 3.10 1-4:	Forms of U.S. Tax Compliance Certificates

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This Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 25, 2018, among FP HEALTHCARE INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), FP HEALTHCARE MERGER SUB CORPORATION, a Delaware corporation (“AcquisitionCo”), CONNECTURE INC., a Delaware corporation (“Connecture” and, individually and collectively with AcquisitionCo and any other person hereafter made a party hereto as a borrower, individually and collectively, the “Borrower”), the other Loan Parties (as defined below) party hereto, PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Agent, Issuer, Revolving Credit and Term Loan Lender (each as hereinafter defined), and the other banks, financial institutions and other entities from time to time parties to this Agreement as lenders (the “Lenders”).

WITNESSETH:

WHEREAS,	AcquisitionCo and certain shareholders of Connecture (the “Sellers”) have entered into that certain Stock Purchase Agreement, dated on or around January 4, 2018, pursuant to which AcquisitionCo acquired Connecture from the Sellers (the “Connecture Acquisition Agreement”);

WHEREAS,	the Borrower desires to obtain financing the proceeds of which will be used to (i) partially finance the foregoing transactions contemplated by the Connecture Acquisition Agreement (the “Connecture Acquisition”); (ii) pay fees and expenses incurred in connection with the transactions contemplated by or referenced in this Agreement (collectively, the “Transactions”); and (iii) provide for the ongoing working capital needs and for other general corporate purposes (including permitted acquisitions) of the Borrower and its Subsidiaries, in each case to the extent not prohibited under the terms of this Agreement;

WHEREAS,	the Lenders have agreed to extend certain credit facilities to the Borrower upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $47,000,000, consisting of a term loan facility in the aggregate principal amount of $42,000,000 and a revolving loan facility in an aggregate principal amount of up to $5,000,000 (including a sub-facility for letters of credit of up to $1,500,000);

WHEREAS,	the Borrower desires to secure, the Obligations by granting to the Agent, for the benefit of the Secured Parties, a first priority Lien (as hereinafter defined) on substantially all of its assets; and

WHEREAS,	Holdings has agreed to guarantee the Obligations of the Borrower and to secure its Obligations by granting to the Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of such Guarantor’s assets.

Now, Therefore, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accrued DP Interest”: the interest accruing and payable on the portion of the DP Amounts that have not been paid.

“AcquisitionCo”: as defined in the recitals hereto.

“Advances”: mean and include the Revolving Advances, the Letters of Credit, the Swing Loans, the Term Loan and any other advances made hereunder.

“Affected Lender”: as defined in Section 3.12.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of determining the Affiliates of any Loan Party, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and/or policies of such Person, whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent”: PNC in its capacity as administrative agent and collateral agent for the Lenders, together with its successors and permitted assigns in such capacity.

“Agent Parties”: as defined in Section 10.2(d)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loan, and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Advances and Participation Commitment in respect of outstanding Letters of Credit.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source”: as defined in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws”: any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law”: all Laws applicable to the Person, conduct, transaction, covenant, document or contract in question

“Applicable Margin”: as of any date of determination, (a) prior to the first Business Day following receipt by Agent of the quarterly financial statements and related Compliance Certificate required under Sections 6.1(b) and 6.2(b) for the fiscal quarter ending June 30, 2019, with respect to (i) Revolving Advances that are (A) Domestic Rate Loans or Swing Loans, 4.50 percentage points and (B) LIBOR Rate Loans, 5.50 percentage points, and (ii) any portion of the Term Loan that is a (A) Domestic Rate Loan, 4.50 percentage points and (B) a LIBOR Rate Loans, 5.50 percentage points and (b) on and after the first Business Day following receipt by the Agent of the quarterly financial statements and related Compliance Certificate required under Sections 6.1(b) and 6.2(b) for the fiscal quarter ending June 30, 2019, and thereafter on the first Business Day following receipt by the Agent of the quarterly financial statements and related Compliance Certificate required under Sections 6.1(b) and 6.2(b) for the most recently completed fiscal quarter (each an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Consolidated Total Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

CONSOLIDATED TOTAL LEVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS		APPLICABLE MARGINS FOR LIBOR RATE LOANS
	Revolving Advances, Swing Loans	Term Loan	Revolving Advances	Term Loan
Greater than 5.5 to 1.0	4.50%	4.50%	5.50%	5.50%
Equal to or less than to 5.5 to 1.0 but greater than 4.5 to 1.0	4.00%	4.00%	5.00%	5.00%
Equal to or less than 4.5 to 1.0	3.50%	3.50%	4.50%	4.50%

If Borrower shall fail to deliver the financial statements, certificates and/or other information required under Sections 6.1 or 6.2 by the dates required pursuant to such sections, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Consolidated Total Leverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements delivered to Agent under Section 6.1 or for any other reason, Agent determines that (x) the Consolidated Total Leverage Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (y) a proper calculation of the Consolidated Total Leverage Ratio for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Loan Documents shall be deemed to be retroactively increased by, and Borrower shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Consolidated Total Leverage Ratio would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Loan Documents shall be deemed to be a credit applied against the interest owed on the following date that interest is due and payable hereunder; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Consolidated Total Leverage Ratio would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding Dispositions permitted by Section 7.5(a), (b), (c), (d), (e), (f), (g), (h) and (j) and excluding the licensing of patents, trademarks, copyrights, and other intellectual property rights permitted by Section 7.5(f) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds)) in excess of $250,000.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A-1.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Bank Services”: any of the following products or services provided by Agent, any Lender or any Affiliate of Agent or any Lender to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; (g) foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency; and (h) interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements (each agreement with respect to any of the foregoing, a “Bank Services Agreement”).

“Base Rate”: the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender”: as defined in Section 2.6(e).

“Blocked Person”: as defined in Section 7.20.

“Bona Fide Debt Fund”: with respect to any competitor of the Borrower or its Subsidiaries or any other Person identified in name pursuant to the definition of “Disqualified Institution”, a debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than a Person that is separately identified pursuant to clause (i) or (ii) of the definition of “Disqualified Institution” prior to the Closing Date) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is controlling, controlled by or under common control with such competitor or other Person, as applicable, but only to the extent that no personnel involved with the investment in such competitor or other Person, as applicable, (x) makes (or has the right to make or participate with others in making) investment decisions for such entity or (y) has access to any information (other than information that is publicly available) relating to such competitor or such other Person or any entity that forms a part of such competitor’s or such other Person’s business (including Subsidiaries thereof).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower’s Account”: as defined in Section 2.10.

“Borrowing Agent”: Connecture.

“Business”: as defined in Section 4.17(b).

“Business Day”: any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Agent, for the benefit of the Agent (a) the Issuer and the Lenders, pursuant to Section 3.2(b), as collateral for issued and outstanding Letters of Credit, cash or Deposit Account balances documentation in form and substance reasonably satisfactory to the Agent and the Issuer and/or (b) providers of Bank Services as collateral for exposure in of such provider in respect thereof, cash or Deposit Account balances documentation in form and substance reasonably satisfactory to the Agent and such provider. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds offered by PNC or its Affiliates or other money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) instruments comparable in credit quality and tenor to those referred to in clauses (a) through (h) above and customarily used by corporations for cash management purposes in a jurisdiction outside of the United States, utilized by Foreign Subsidiaries to the extent reasonably required in connection with any business conducted by such Subsidiary in such jurisdiction.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) The Permitted Investors shall cease to have the power to vote or direct the voting of securities having (i) prior to a Qualified Public Offering, at least 50.1% of the ordinary voting power for the election of directors of Holdings or (ii) after a Qualified Public Offering, at least 35% of the ordinary voting power for the election of directors of Holdings (in each case determined on a fully diluted basis); (b) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Security Documents); (c) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Investors, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of 40% or more of the ordinary voting power for the election of directors of Holdings (determined on a fully diluted basis); (d) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (e) at any time, Holdings and the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of its Subsidiaries free and clear of all Liens (except Liens created by the Security Documents), subject to Group Members ceasing to be Subsidiaries in transactions permitted by Sections 7.4(a), (b), (e) or (f) or Section 7.5(c).

“Closing Certificate”: a certificate duly executed by a Responsible Officer of Holdings substantially in the form of Exhibit C-1.

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is April 25, 2018.

“Code”: the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Information Certificate”; the Collateral Information Certificate to be executed and delivered by each Loan Party, in form and substance reasonably satisfactory to the Agent.

“Commitment”: as to any Lender, the sum of such Lender’s Term Loan Commitment Amount (if any), and Revolving Commitment (if any).

“Commodity Account”: is any “commodity account” as defined in the UCC with such additions to such term as may hereafter be made.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: a Person, whether or not incorporated, that is under common control with Holdings or the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C-2.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Connecture Acquisition”: as defined in the recitals hereto.

“Connecture Acquisition Agreement”: as defined in the recitals hereto.

“Connecture Acquisition Documents”: collectively, the Connecture Acquisition Agreement and all schedules, exhibits and annexes thereto, all amendments, waivers and modifications thereto, and all material agreements, instruments, and documents relating to the Connecture Acquisition.

“Connecture Acquisition Agreement Representations”: the representations and warranties made by the Seller (or any of its Affiliates or Subsidiaries) in the Connecture Acquisition Agreement to the extent that Sponsor, Holdings, Connecture (or any of their Affiliates or Subsidiaries) have the right not to consummate the Connecture Acquisition or the right to terminate (or cause the termination of) such Person’s obligations under the Connecture Acquisition Agreement (giving effect to materiality qualifiers contained in the Connecture Acquisition Agreement) as a result of a breach of such representations in the Connecture Acquisition Agreement.

“Consolidated Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Group Members) by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries, other than (i) any such expenditures to the extent financed with Net Cash Proceeds of Asset Sales which any Group Member reinvested pursuant to the terms of Section 2.20(c) or which are otherwise not subject to the prepayment provisions thereunder,

(ii) any portion of such expenditures attributable solely to, and incurred in connection with, a Permitted Acquisition, (iii) any portion of such expenditures paid for with the proceeds of any substantially concurrent new equity issuance or capital contribution, (iv) expenditures during such period to the extent made out of the identifiable proceeds of insurance, condemnation awards or property or asset sales or dispositions or otherwise financed by third parties, and (v) capitalized software and development costs, including all costs associated with digital book conversion, to the extent deducted as a Consolidated EBITDA adjustment.

“Consolidated Current Assets”: at any date, all amounts that would, in conformity with GAAP be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group Members at such date, excluding the current portions of Funded Debt and Capital Lease Obligations and purchase accounting adjustments.

“Consolidated EBITDA”: for any period,

(a)	Consolidated Net Income; plus

(b)	the sum, without duplication, of the following amounts for such period, but solely to the extent decreasing Consolidated Net Income (other than in the case of subclause (b)(v)) for such period:

(i)	Consolidated Interest Expense, plus

(ii)	provisions for taxes based on income, profits, or capital, including federal, foreign, state, local, franchise, excise, and similar taxes paid or accrued, plus

(iii)	total depreciation expense, plus

(iv)	total amortization expense, plus

(v)	any increase in deferred revenue or decrease in deferred costs, plus

(vi)	any decrease in prepaid commissions and royalties (or minus any increase in prepaid commissions and royalties), plus

(vii)	purchase accounting adjustments, including deferred financing fees and a dollar-for-dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules, plus

(viii)	to the extent incurred in connection with the (x) Transaction, (y) Permitted Acquisition or (z), any transactions that would have been reasonably expected to constitute a Permitted Acquisition, transaction costs and expenses and one-time restructuring and integration expenses during the period, provided that such expenditures are incurred within 180 days of the consummation of the Transaction or the related Permitted Acquisition and reflected on the sources and uses for the Transactions or such Permitted Acquisition delivered to the Agent, provided, further, in case of clause (z) only, in an amount not to exceed (1) $750,000 in the case of each individual unconsummated Permitted Acquisition and (2) $5,000,000 in the aggregate for all unconsummated Permitted Acquisitions during the term of this Agreement, plus

(ix)	(A) in the aggregate, up to the greater of $600,000 or 10% of Consolidated EBITDA for the immediately preceding four quarters per fiscal year (plus, to the extent funded therefrom, the identifiable proceeds of any substantially concurrent new equity issuance or capital contribution) of the following: (1), documented fees and expenses paid during the period to third parties incurred in connection with permitted Dispositions, permitted Investments, and permitted Swap Agreements, (2) expenses or charges paid in cash during the period for the issuances of debt or equity, and (3) other extraordinary or non-recurring expenses or charges paid in cash during the period, plus (B) reasonable director fees and board travel expenses paid during the period with respect to Administrative Borrower and its Subsidiaries, in the aggregate up to $250,000 in any fiscal year, plus

(x)	Contractor expenses in connection with expected cost savings not yet realized or that have been realized (A) in an amount not to exceed $550,000 for the fiscal quarter ending on March 31, 2018; (B) in an amount not to exceed $175,000 for the fiscal quarter ending on June 30, 2018; and (C) in an amount not to exceed $100,000 for the fiscal quarter ending on September 30, 2018, plus

(xi)	fees and expenses (i) paid or accrued during the period pursuant to a Management Agreement to the extent such payment or accrual is permitted by this Agreement and (ii) paid or accrued pursuant to the Consulting Agreement to the extent such payment or accrual is permitted by this Agreement, plus

(xii)	the amount of any permitted Earn-Out Obligations or other permitted DP Amounts which become due during such period, plus

(xiii)	expenses actually reimbursed or reasonably expected to be reimbursed no later than one year after the end of such period pursuant to a written contract or insurance policy with an unaffiliated third party, plus

(xiv)	fees, costs and expenses paid in cash in connection with the Loan Documents, plus

(xv)	Expenses related to expected cost savings not yet realized or that have been realized resulting from restructuring actions or other operational improvements taken during such period, which shall be calculated as if such cost savings were realized on the first day of the measurement period (not to exceed, together with any amounts added pursuant to clause (xxi) below, the greater of (A) greater of (1) 10% of Consolidated EBITDA for the immediately preceding four quarters per fiscal year and (2) $750,000 or (B) such amount as is validated by a quality of earnings report performed by a third party firm acceptable to Agent), plus

(xvi)	other non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve (“Accrual”) for potential cash items in any future period (“Future Cash Payments”) or amortization of a prepaid cash item that was paid in a prior period, provided, however, that to the extent at the time any Future Cash Payment is less than the Accrual related thereto, an amount equal to such difference shall be added back to Consolidated EBITDA for the period in which such Future Cash Payment is made), plus

(xvii)	non-cash stock-based compensation charges, including deferred non-cash compensation expense, plus

(xviii)	non-cash exchange, translation, or performance losses relating to any foreign currency hedging transactions or currency fluctuations, plus

(xix)	amounts representing non-cash adjustments arising by reason of the application of certain accounting principles with respect to FASB ASC 805 (relating to changes in accounting for fair value measurements in business combinations), FASB ASC 805 (relating to changes in accounting for earn-out obligations) and FASB ASC 350 (relating to changes in accounting for the amortization of goodwill and certain other intangibles), and non-cash adjustments in accordance with GAAP purchase accounting rules under EITF Issue No. 01-3, in the event that such an adjustment is required by Holdings’ independent auditors, in each case, as determined in accordance with GAAP, plus

(xx)	public company cost savings not to exceed $417,625 for the fiscal quarter ending March 31, 2018, $222,625 for the fiscal quarter ending June 30, 2018, $52,625 for the fiscal quarter ending September 30, 2018, $52,625 for the fiscal quarter ending December 31, 2018 and $0 thereafter, plus

(xxi)	the amount of any restructuring charge, reserve, integration cost or business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives), including those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities or offices (not to exceed, together with any amounts added pursuant to clause (xv) above, the greater of (A) greater of (1) 10% of Consolidated EBITDA for the immediately preceding four quarters per fiscal year and (2) $750,000 or (B) such amount as is validated by a quality of earnings report performed by a third party firm acceptable to Agent), plus

(xxii)	attorneys’ fees incurred in connection with any lawsuit, settlement or other proceeding to recover at law or in equity for any past, present or future harm.

minus

(c)	capitalized software development costs and research and development costs but solely to the extent not deducted from Consolidated Net Income, minus

(d)	the sum, without duplication, of the following amounts for such period, but solely to the extent increasing Consolidated Net Income for such period):

(i)	interest income

(ii)	other non-cash items, including, without limitation, the items identified in clause (b)(xvii) above (excluding any such non-cash items to the extent representing the reversal of an Accrual), plus

(iii)	extraordinary gains, plus

(iv)	gains on sales of assets, plus

(v)	the amount of any refund or credit for taxes based on income, profits, or capital, including federal, foreign, state, local, franchise, excise and similar taxes paid or accrued, plus

(vi)	any decreases in deferred revenue and increases in deferred costs, plus

(vii)	revenue resulting from reimbursements pursuant to a written contract or insurance policy with an unaffiliated third party for which a related expense was added back to Consolidated EBITDA pursuant to clause (b)(xii),

For the purposes of calculating Consolidated EBITDA, other than in connection with the calculation of Excess Cash Flow, for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrower or any of its Subsidiaries shall have consummated a Permitted Acquisition or other Acquisition that is otherwise permitted under this Agreement, Consolidated EBITDA for such Reference Period shall be calculated on Pro Forma Basis (with respect to the provisions thereof applicable to permitted Acquisitions), including, in the case of a Permitted Acquisition, pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, and, without duplication of any other add-back or any other such adjustment hereunder, in each case, (x) which do not exceed 15% of Consolidated EBITDA for the immediately preceding four quarters per fiscal year and are either (i) recommended by any due diligence financial review conducted by financial advisors retained by Borrower and which pro forma adjustments are reasonably acceptable to the Agent, (ii) determined on a basis consistent with Article 11 of

Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, or (iii) otherwise approved by the Required Lenders (such approval not to be unreasonably withheld, conditioned or delayed); in each case, as if the Acquisition or such Permitted Acquisition occurred on the first day of such Reference Period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2017 June 30, 2017, September 30, 2017 and December 31, 2017, the Consolidated EBITDA for such fiscal quarters shall be $2,302,021.25, $3,846,572.80, $5,201,752.88, $2,324,917.29, respectively.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of:

(a)	the sum, without duplication, of:

(i)	Consolidated EBITDA for such period, minus

(ii)	the portion of taxes based on income actually paid or required to be paid in cash (net of any cash refunds in respect of income taxes received) during those fiscal quarters in which the determination date occurs, minus

(iii)	management fees paid in cash (but for avoidance of doubt excluding any consulting fees payable to FPC); provided, that if the period of determination includes time on or before the Closing Date, the management fees shall be determined solely on the basis of the amount of regularly scheduled management fees actually paid in cash for the period on and following the Closing Date and the results annualized, and minus

(iv)	dividends to any equity holders of Holdings actually paid in cash during such period, minus

(v)	Consolidated Capital Expenditures (excluding the principal amount funded with Advances or other Permitted Indebtedness) for such period;

to

(b)	Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any four fiscal quarter period ending on any determination date (the “determination date”), the sum (without duplication) of (a) Consolidated Interest Expense for such period to the extent paid or required to be paid in cash in such period, and (b) scheduled payments made or required to be made during the period on account of principal of Indebtedness of Holdings and its consolidated Subsidiaries (including scheduled principal payments in respect of the Term Loan and payments in respect of Capital Lease Obligations, but excluding (i) any Earn-Outs or other DP Amounts in connection with the Transactions or any Permitted Acquisition and (ii) mandatory prepayments pursuant to Section 2.20); provided, that if the period of determination includes time before the Closing Date, the Consolidated Fixed Charges shall be determined solely on the basis of information for the period on and following the Closing Date and the results annualized.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its consolidated Subsidiaries (including commitment fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, prepayment premiums and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Holdings and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings and its consolidated Subsidiaries, except to the extent the calculation is intended to be on a Pro Forma Basis with respect to any permitted Acquisition, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower or Holdings) in which Holdings or any of its consolidated Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a Loan Party in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower or Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Applicable Law applicable to such Subsidiary and (d) any gain or loss included in Consolidated Net Income resulting from changes in the Loan Parties’ balance sheet in respect of any “earnout” or other performance-based or contingent deferred acquisition compensation.

“Consolidated Net Working Capital”: as at any date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Total Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, (a) the aggregate principal amount of all Indebtedness (which, for this purpose, shall include only drawn and unreimbursed obligations in respect of letters of credit and similar obligations and shall not include deferred compensation arising in the ordinary course and obligations in respect of letters of credit and similar obligations to the extent cash collateralized or not drawn and unreimbursed) of Holdings and its consolidated Subsidiaries at such date, determined in accordance with GAAP, including, without limitation, Capital Lease Obligations, plus (b) to the extent GAAP would require such amounts to be recorded as a liability on the balance sheet of Holdings and its consolidated Subsidiaries, any “earnout” or other performance-based or contingent deferred acquisition compensation.

“Consulting Agreement”: a master consulting services agreement in the form delivered to the Agent prior to the date hereof or otherwise in form and substance reasonably satisfactory to Agent, by and between the Borrower, Holdings and FPC, without giving effect to any amendment, supplement, or other modification thereto that is adverse to the Agent or any Lenders (it being understood that (a) such form is not acceptable to the Agent (unless otherwise agreed to by the Agent in writing) if the amount of the Consulting Fees set forth therein plus the amount of Management Fees (in each case, exclusive of Deferred Fees) payable at such time under the Management Agreement in any fiscal year exceeds the Management/Consulting Fee Cap, and (b) any amendment, modification, or change that (i) increases, or has the effect of increasing, any fee, expense, or other payment contained in the Consulting Agreement, as in effect on the Closing Date, or (ii) that adds, or has the effect of adding, any fee, expense, or payment that is not contained in the Consulting Agreement as in effect on the Closing Date, in the case of each of (i) or (ii), shall be deemed to be adverse to the Agent and the Lenders); provided that, notwithstanding the foregoing, the amount of the Consulting Fees set forth in the Consulting Agreement may be increased to the extent that the amount of Management Fees plus the amount of Consulting Fees (in each case, exclusive of Deferred Fees) paid in any fiscal year does not exceed the Management/Consulting Fee Cap.

“Consulting Fees”: as defined in Section 7.10(a).

“Contract Rate”: as defined in Section 3.1.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, the applicable Loan Party and the Agent pursuant to which the Agent obtains control (within the meaning of the UCC) over such Deposit Account, Securities Account, or Commodity Account in accordance with Section 5.8 of the Guarantee and Collateral Agreement.

“Controlled Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Cure Amount”: as defined in Section 7.1(c).

“Cure Period”: as defined in Section 7.1(c).

“Cure Right”: as defined in Section 7.1(c).

“Daily LIBOR Rate”: for any day, the rate per annum determined by Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowing Agent or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Default Rate”: as defined in Section 3.1.

“Deferred Fees”: as defined in Section 7.10(a).

“Deposit Account”: as defined in the UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of a Group Member), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, or other disposition thereof and any issuance of Capital Stock of a Group Member. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution”: (i) the banks, financial institutions and other institutional lenders (or related funds of such institutional lenders) identified by the Borrower or the Sponsor in writing prior to the Closing Date to the Agent and Lenders, (ii) competitors of the Borrower and its Subsidiaries that have been specified by the Borrower or the Sponsor in writing from time to time to the Agent and the Lenders and (iii) in the case of clauses (i) and (ii), any of their Affiliates (other than, in the case of clause (ii), Affiliates that are Bona Fide Debt Funds) that are (A) identified by the Borrower or the Sponsor in writing from time to time or (B) clearly identifiable on the basis of such Affiliates’ name.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Advances mature; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control (as such term is defined by the terms of such Capital Stock (or by the terms of any security into which such Capital Stock is convertible or for which it is exchangeable)) shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the date that is 180 days after repayment in full of the Obligations (other than contingent indemnification and reimbursement obligations) and the termination of the Commitments (or any refinancing thereof). The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Rate Loan”: any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary”: any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States.

“DP Amounts”: any and all deferred payments, holdbacks or similar deferred consideration in connection with a Permitted Acquisition, to the extent the total amount of such deferred payments, holdbacks and other similar deferred consideration for a particular Permitted Acquisition, together with any Earn-Out Obligations in connection with such Permitted Acquisition, does not exceed 25% of the aggregate consideration paid or to be paid in connection with such Permitted Acquisition (the “DP Cap”); provided, however, the DP Cap may be greater than 25% (but in the case of clause (i) herein, not greater than 40%) to the extent that (i) the amount in excess of the DP Cap (excluding any amount sin excess of 40% of the aggregate consideration paid or to be paid in connection with such Permitted Acquisition) shall be included as a Consolidated Fixed Charge for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio or (ii) such amount above the DP Cap is funded with the identifiable proceeds of any substantially concurrent new equity issuance or capital contribution. Such DP Amounts and Earn-Out Obligations shall be calculated in accordance with GAAP as the estimated amount thereof on the closing date for the applicable Permitted Acquisition, which determination shall be made on the date the definitive documentation for the applicable Permitted Acquisition is entered into. For the avoidance of doubt, Permitted Seller Debt that does not require any cash interest or principal payments while any Obligations remain outstanding shall not be included in the calculation of DP Amounts.

“Drawing Date”: as defined in Section 2.14(b).

“Earn-Out Obligations”: all obligations of any Loan Party consisting of earn-outs related to the enhanced performance of an entity acquired in connection with a Permitted Acquisition.

“Eligible Assignee”: (i) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; (ii) any Lender or Affiliate of a Lender; (iii) any Approved Fund; or, (iv) if an Event of Default shall have occurred and be continuing, any Disqualified Institution approved by Agent; provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

“Eligible Contract Participant”: an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date”: with respect to each Loan Party and each Swap, the date on which this Agreement or any Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Closing Date and/or such Loan Document(s) to which such Loan Party is a party).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (due to exposure to Materials of Environmental Concern) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year (or other period) of the Group Members, the excess, if any, of

(a)	the sum, without duplication of the following:

(i)	Consolidated EBITDA for such fiscal year, plus

(ii)	the amount, if any, by which the Consolidated Net Working Capital decreased during such fiscal year (to the extent any changes to Consolidated Net Working Capital result from permitted Acquisitions, such change to be measured on a Pro Forma Basis), plus

(iii)	interest income received in cash during such fiscal year,

minus

(b)	the sum, without duplication, of the following:

(i)	the aggregate amount actually paid by Group Members in cash before the earlier of (1) the date 120 days after the end of such fiscal year and (2) the date the Excess Cash Flow payment for such fiscal year is actually made (provided that any amount so deducted in respect of any fiscal year is not also deducted in respect of any subsequent fiscal year (or other period)) on account of:

(A)	taxes accrued and payable in cash in respect of such fiscal year based on income of the Group Members (including distributions to the equityholders of Group Members to pay the same), and

(B)	Consolidated Capital Expenditures (excluding the principal amount of Advances incurred in connection with such expenditures, and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), plus

(ii)	the aggregate amount of all regularly scheduled and voluntary principal payments of, and interest on, Funded Debt (other than (1) prepayments to the extent financed with proceeds of other Indebtedness, and (2) in the case of voluntary principal payments, the Term Loan) of the Group Members made during such fiscal year (or other period) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), plus

(iii)	the distributed earnings of Holdings to the extent that such dividends or similar distributions by Holdings are permitted to be paid hereunder, plus

(iv)	the aggregate amount of all Earn-Out Obligations (other than to the extent funded with new equity investments or financed with proceeds of other Indebtedness) paid in cash during such fiscal year, plus

(v)	the amount, if any, by which the Consolidated Net Working Capital increased during such fiscal year (to the extent any changes to Consolidated Net Working Capital result from permitted Acquisitions, such change to be measured on a Pro Forma Basis), plus

(vi)	without duplication (and without duplication of any other deduction), (x) other items paid in cash during such period, in each case, to the extent included as an “add-back” in the calculation of Consolidated EBITDA (including any adjustments made pursuant to Section 1.2(d)) and (y) items included as an “add-back” in the calculation of Consolidated EBITDA pursuant to item (b)(x) thereof or (b)(xv) thereof, plus

(vii)	the aggregate amount paid in cash in such fiscal year on account of any DP Amounts and Accrued DP Interest (other than to the extent funded with new equity investments or financed with proceeds of other Indebtedness), plus

(viii)	non-cash addbacks to EBITDA for prior fiscal years to the extent paid in cash during such period, plus

(ix)	the aggregate amount paid in such fiscal year in connection with a Permitted Acquisition or permitted Investment (other than to the extent funded with new equity investments or financed with proceeds of other Indebtedness); plus

(x)	other than to the extent funded with new equity investments or financed with proceeds of other Indebtedness, the capitalized portion (if any) of (1) documented (consistent with the Sponsor’s or Borrower’s internal policies) fees and expenses paid during such fiscal year to third parties incurred in connection with Dispositions permitted by Section 7.5, Investments permitted by Section 7.8, and Swap Agreements permitted by Section 7.12, (2) expenses or charges paid in cash during such fiscal year for the issuances of debt or equity, and (3) transaction costs and expenses during such fiscal year in connection with a Permitted Acquisition, provided that such expenditures are paid within one hundred eighty (180) days of the consummation of the related Permitted Acquisition.

“Excess Cash Flow Application Date”: as defined in Section 2.20(d).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Foreign Subsidiary”: (x) any U.S. Foreign HoldCo, (y) any Domestic Subsidiary of a Foreign Subsidiary and (z) any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower and Holdings, result in material adverse tax consequences to the Borrower or Holdings.

“Excluded Swap Obligation”: with respect to any Group Member, any obligation to pay or perform under any Specified Swap Agreement, if and to the extent that all or a portion of the guarantee of such Group Member of, or the grant by such Group Member of a security interest to secure, such obligations under a Specified Swap Agreement (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Group Member’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Group Member or the grant of such security interest would otherwise have become effective with respect to such obligations under a Specified Swap Agreement or such guarantee but for such Group Member’s failure to constitute an “eligible contract participant” at such time. If any obligation to pay or perform under any Specified Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligations under a Specified Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, doing business in, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(f) and (d) any U.S. federal withholding Taxes imposed under FATCA. For purposes of this definition, the term “Recipient” includes a Transferee.

“Facility Fee”: as defined in Section 3.3(b).

“FASB ASC”: the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version to the extent such version is substantively comparable thereto and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements entered into in connection with the foregoing.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Federal Funds Open Rate”: mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrower, effective on the date of any such change.

“Fee Letter”: the fee letter agreement dated as of the Closing Date by and between the Agent and the Borrower.

“Flood Laws”: mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Recipient”: (a) if the Borrower is a U.S. Person, a Recipient that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Recipient that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: any Subsidiary of the Borrower or Holdings that is not a Domestic Subsidiary.

“FPC”: Francisco Partners Consulting, LLC, a Delaware limited liability company.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Advances.

“Funding Account”: the deposit account of Borrowing Agent established with PNC for purposes of receiving proceeds of Advances.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings, the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825-10 on financial liabilities (or any financial accounting standard having a similar effect) shall be disregarded, (ii) no operating lease shall constitute a Capitalized Lease Obligations or Indebtedness by virtue of a change in GAAP occurring after the Closing Date and (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory (including the National Association of Insurance Commissioners) or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group Member”: each Loan Party and each Loan Party’s Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Guarantor, substantially in the form of Exhibit G-1, as amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other financial obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties, indemnity obligations, or other similar contingent obligations, in each case incurred in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: each of Holdings, Connected Health, LLC, Destination Rx, Inc., RxHealth Insurance Agency, Inc., Insurix, Inc. and each other Subsidiary of Holdings which has become a Guarantor pursuant to the requirements of Section 6.12 hereof and the Guarantee and Collateral Agreement.

“Hazardous Materials”: without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes”: all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Holdings”: has the meaning in the preamble hereto.

“Indebtedness”: of any Person at any date, without duplication,

(a)	all indebtedness of such Person for borrowed money,

(b)	all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business, (ii) accrued but unpaid Management Fees, Consulting Fees and other accrued but unpaid amounts owing to Sponsor and its Affiliates under the Management Agreement or the Consulting Agreement, (iii) other than for purposes of determining compliance with Section 7.2(k) on the date such obligation is initially agreed to, Earn-Out Obligations and DP Amounts to the extent such obligations are not due and payable and (iv) customary working capital purchase price adjustments and indemnity payments),

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

(e)	all Capital Lease Obligations and all Synthetic Lease Obligations of such Person,

(f)	all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements,

(g)	all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above,

(h)	all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and

(i)	all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

The amount of any Indebtedness that is only recourse to specific assets of a Person (and not to the Person generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of such Person to which such Indebtedness has recourse. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding the foregoing, “Indebtedness” shall not include (A) any Preferred Stock of any Group Member so long as such Preferred Stock does not provide for the payment of any mandatory dividend or for redemption at the option of the holder (other than in connection with an asset sale or change of control to the extent the Obligations (other than contingent indemnity and reimbursement obligations) are required to be paid in full first) and such Preferred Stock cannot be mandatorily redeemed during the term of this Agreement, or (B) for purposes of Section 7.1, Earn-Out Obligations that cannot yet be determined and Permitted Seller Debt for which, by its own terms, no payments are permitted to be paid on account thereof.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, administration, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under Federal or state law or other foreign law, including any Debtor Relief Law.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Loss Addback”: with respect to any calculation period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by a Loan Party in a subsequent calculation period and within one year of the date of the underlying loss.

“Insurance Loss Deduction”: with respect to any calculation period, the amount of any Insurance Loss Addback included in determining Consolidated EBITDA for a prior calculation period in the event that either (a) any insurance or indemnity recovery related to such Insurance Loss Addback is received during such calculation period, or (b) one year has elapsed from the date of such underlying loss.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including business names, copyrights (including rights in computer software), copyright licenses, patents, patent licenses, databases rights, domain names, trademarks, trademark licenses, rights in confidential information, rights in designs, rights in get-up, service marks, technology, know-how and processes.

“Intellectual Property Security Agreement”: each intellectual property security agreement and supplement thereto executed and delivered by a Loan Party, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Intercompany Subordination Agreement”: an intercompany subordination agreement in form and substance reasonably satisfactory to the Agent executed and delivered by Holdings, the Borrower, each other Group Member, and the Agent, and each supplement thereto.

“Interest Period”: the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Borrower and its Subsidiaries’ operations, (ii) the terms of which are approved by the Agent in its reasonable discretion and (iii) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.8.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer”: (a) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (b) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)”: any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise (including arbitration), with any Governmental Authority, guidance, directives and orders of any Governmental Authority, in each case, foreign or domestic, federal, state, provincial or local.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include Issuer and Swing Loan Lender.

“Letter of Credit Application”: as defined in Section 2.12(a).

“Letter of Credit Borrowing”: as defined in Section 2.14(d).

“Letter of Credit Fees”: as defined in Section 3.2.

“Letter of Credit Sublimit”: $1,500,000.

“Letters of Credit”: as defined in Section 2.11(a).

“LIBOR Alternate Source”: has the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate”: for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or, if not available from Bloomberg, the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be presumed conclusive absent manifest error.

“LIBOR Rate Loan”: any Advance that bears interest based on the LIBOR Rate.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Lien Waiver/Access Agreement”: an agreement which is executed in favor of Agent by a Person who owns or occupies, or holds a senior mortgage with respect to, premises at which any Collateral may be located from time to time in form and substance reasonably satisfactory to Agent.

“Liquidity”: as of any date of determination, the sum of Undrawn Availability as of such date plus Qualified Cash as of such date.

“Loan Documents”: this Agreement, the Security Documents, each Letter of Credit, each Letter of Credit Application, the Bank Services Agreements, the Notes, the Fee Letter, the Intercompany Subordination Agreement (if any), the Solvency Certificate, the Collateral Information Certificates, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of this Agreement, and any other agreement entered into, now or in the future, by any Loan Party in connection with any of the foregoing and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document as a Borrower or a Guarantor.

“Management Agreement”: a management agreement delivered to the Agent after the date hereof, in form and substance reasonably acceptable to the Agent, by and between the Borrower and Francisco Partners Management, L.P., without giving effect to any amendment, supplement, or other modification thereto that is adverse to the Agent or any Lenders (it being understood that (a) such form is not acceptable to the Agent (unless otherwise agreed to by the Agent in writing) if the amount of the Management Fees set forth therein plus the amount of Consulting Fees (in each case, exclusive of Deferred Fees) payable at such time under the Management Agreement in any fiscal year exceeds the Management/Consulting Fee Cap, and (b) any amendment, modification, or change that (i) increases, or has the effect of increasing, any fee, expense, or other payment contained in the Management Agreement, or (ii) that adds, or has the effect of adding, any fee, expense, or payment that is not contained in the Management Agreement, in the case of each of (i) or (ii), shall be deemed to be adverse to the Agent and the Lenders); provided that, notwithstanding the foregoing, the amount of the Management Fees set forth in the Management Agreement may be increased to the extent that the amount of Management Fees plus the amount of Consulting Fees (in each case, exclusive of Deferred Fees) paid in any fiscal year does not exceed the Management/Consulting Fee Cap.

“Management/Consulting Fee Cap”: as defined in Section 7.10(a).

“Management Fees”: as defined in Section 7.10(a).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, toxic molds or fungus, and radioactivity at levels known to be hazardous to human health and safety.

“Maturity Date”: April 25, 2023.

“Maximum Revolving Advance Amount”: $5,000,000.

“Maximum Swing Loan Advance Amount”: an amount equal to ten percent (10%) of the Maximum Revolving Advance Amount.

“Maximum Undrawn Amount”: with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“MD&A”: as defined in Section 6.2(i).

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the fee-owned real properties as to which, pursuant to Section 6.12(b) or otherwise, the Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Agent, in each case, as such documents may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to ERISA to which contributions are required or with respect to which the Loan Parties have any liability, including on account of any Commonly Controlled Entity.

“Net Cash Proceeds”: (a) in connection with any Asset Sale (excluding sales of inventory in the ordinary course of business) or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by the Borrower, Holdings or any Subsidiary in connection with such Asset Sale or Recovery Event, the computation of which shall, in each such case, take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes and, with respect to any Asset Sale, net of amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary costs, fees and expenses actually incurred in connection therewith.

“New York UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party”: each Group Member that is not a Loan Party.

“Non-Qualifying Party”: any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note”: a Term Note, a Revolving Credit Note or a Swing Loan Note.

“Obligations”: (a) the unpaid principal of and interest on (including interest, reimbursement obligations, fees, indemnities, costs, expenses accruing and/or arising after the maturity of the Advances and/or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Advances and all other obligations and liabilities of the Borrower and any other Loan Party to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Bank Services Agreements, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, the Prepayment Premium, any charges and disbursements of counsel to the Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant hereto) or otherwise (b) any obligations of any Loan Party to any Lender or an Affiliate of a Lender arising in connection with Bank Services provided by such Lender or such Affiliate to such Loan Party and (c) any obligations of any Loan Party to any Qualified Counterparty arising in connection with Specified Swap Agreements provided by such Qualified Counterparty to such Loan Party.

“OFAC”: The Office of Foreign Assets Control of the U.S. Department of the Treasury and any successor thereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes (but excluding Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).

“Participant”: as defined in Section 10.6(c)(vii).

“Participant Register”: as defined in Section 10.6(c)(ix).

“Participation Advance”: as defined in Section 2.14(d).

“Participation Commitment”: the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.21(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended.

“Payment Office”: initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent to be the Payment Office.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan”: any Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, but that is not a Multiemployer Plan, and which is maintained by the Loan Parties, or to which contributions are required by the Loan Parties or with respect to which the Loan Parties have any liability, including on account of any Commonly Controlled Entity.

“Permitted Acquisition”: as defined in Section 7.8(n).

“Permitted Intercompany Advances”: loans, guarantees or advances made by (a) a Loan Party to another Loan Party other than Holdings, (b) a Non-Loan Party to another Non-Loan Party, (c) a Non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Non-Loan Party so long as in the case of this clause (d), (i) any such loans, guarantees, or advances are unsecured (other than security provided by a non-Loan Party to a Loan Party), (ii) the aggregate outstanding amount of all such loans, guarantees and advances does not exceed $500,000 at any time and (iii) no Event of Default has occurred and is continuing immediately prior to the making of any such Permitted Intercompany Advance or would immediately result from the making of any such Permitted Intercompany Advance.

“Permitted Investors”: the collective reference to (a) the Sponsor and its Controlled Investment Affiliate, (b) employees (and their spouse, former spouse, trust, estate or Affiliates) or former employees (and their spouse, former spouse, trust, estate or Affiliates) of Holdings and its Subsidiaries, or their respective transferees who hold equity of Holdings, (c) any other Person who from time to time becomes a stockholder in connection with a Permitted Acquisition, and (d) any other Person consented to by the Agent in its sole discretion; provided that, for the purposes of the definition of “Change of Control”, Permitted Investors shall mean the Sponsor and its Controlled Investment Affiliate.

“Permitted Seller Debt”: unsecured Indebtedness (other than Earn-Out Obligations) owing to sellers of assets or Capital Stock by a Group Member that is incurred by a Group Member in connection with the consummation of one or more Permitted Acquisitions (including the Connecture Acquisition) so long as (i) with respect to any such Indebtedness that requires cash interest or principal payments while any Obligations remain outstanding, the aggregate principal amount for all such unsecured Indebtedness does not exceed $11,000,000 at any one time outstanding and such Indebtedness is otherwise on terms and conditions reasonably acceptable to the Agent, and (ii) any such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Agent.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and which is maintained or to which there is an obligation to contribute to by a Loan Party or a Subsidiary thereof (or, as to which a Loan Party or Subsidiary thereof could reasonably be expected to have liability on account of a Commonly Controlled Entity or under Section 4069 of ERISA if such plan were terminated at such time).

“PNC”: as defined in the preamble hereto.

“Preferred Stock”: the preferred Capital Stock of Holdings, the Borrower or a Guarantor.

“Prepayment Premium”: as defined in Section 3.4.

“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by Holdings and its consolidated Subsidiaries that give effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Advances to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing, in each case prepared for (y) the most recently ended fiscal quarter as if such Transactions had occurred on such date and (z) on a monthly basis through the first full fiscal year after the Closing Date and on an annual basis for each fiscal year thereafter through the later of the Maturity Date, in each case, demonstrating pro forma compliance with the covenants set forth in Section 7.1.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Protective Advance”: as defined in Section 2.1(b).

“Published Rate”: the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Qualified Capital Stock”: of any Person shall mean any Capital Stock of such Person that is not Disqualified Stock.

“Qualified Cash”: at any date of determination, the amount of unrestricted cash and cash equivalents of the Borrower held in deposit accounts or securities accounts in the United States which, as of any date of determination after the date on which all applicable control agreements are required to be delivered after the Closing Date, are subject to the perfected first-priority lien of the Agent.

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Agent or a Lender or an Affiliate of the Agent or a Lender.

“Qualified ECP Loan Party”: in respect of any Swap Obligation, (a) each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee Obligation of such Guarantor provided in respect of, or the Lien granted by such Guarantor to secure, such Swap Obligation (or guaranty thereof) becomes effective with respect to such Swap Obligation, and (b) any other Guarantor that (i) constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, or (ii) can cause another Person (including, for the avoidance of doubt, any other Guarantor not then constituting a “Qualified ECP Loan Party”) to qualify as an “eligible contract participant” at such time by entering into a “keepwell, support, or other agreement” as contemplated by Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Public Offering”: the initial underwritten public offering and sale to the public of common Capital Stock of Holdings (or any direct or indirect parent of Holdings) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (or equivalent foreign governmental entity).

“Real Property”: all of the real property owned, leased or subleased by any Loan Party.

“Recipient”: any of the Agent, the Issuer, the Swing Loan Lender or a Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: the Revolving Loan Register or the Term Loan Register, as the context requires.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”: as defined in Section 2.14(b).

“Reinvest”: to acquire or repair assets used or useful in the relevant Person’s business with an amount equal to the Net Cash Proceeds of an Asset Sale or Recovery Event.

“Reinvestment”: acquisition or repair of assets used or useful in the relevant Person’s business with an amount equal to Net Cash Proceeds of an Asset Sale or Recovery Event.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, an amount equal to the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Advances or other amounts pursuant to Section 2.20(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Loan Parties (directly or indirectly through a Subsidiary) intend and expect to Reinvest all or a specified portion of an amount equal to the Net Cash Proceeds of an Asset Sale or Recovery Event within 270 days of the Asset Sale or Recovery Event and to irrevocably commit such funds to such Reinvestment within 180 days of the Asset Sale or Recovery Event.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount actually Reinvested prior to the relevant Reinvestment Prepayment Date.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the 180th day following the date of such Reinvestment Event, or the 270th day following the date of such Reinvestment Event if the Reinvestment Deferred Amount has been irrevocably committed to be Reinvested within 180 days after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, make Reinvestments with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender”: as defined in Section 3.12.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Required Lenders”: at any time, the Lenders holding 50.1% of the unpaid principal amount of the Term Loan, the Revolving Advances and unused Revolving Commitment Amounts; provided, that, at any time when there are two (2) or more unaffiliated Lenders, “Required Lenders” must include at least two (2) unaffiliated Lenders; provided, further, that Required Lenders” must include PNC to the extent that PNC has not assigned its Commitments or Advances (other than to an Affiliate of PNC). Notwithstanding the foregoing or anything else herein to the contrary, the outstanding principal amount of the Term Loan held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Advances held, or deemed held by, any Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders and a Defaulting Lender shall not constitute a Lender for purposes of the proviso in the immediately preceding sentence.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including, for the avoidance of doubt, the Basel Committee on Banking Supervision and any successor thereto or similar authority or successor thereto), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage”: as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Responsible Officer”: the director, chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller (or equivalent officer or position) of each Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller (or equivalent officer or position) of the applicable Loan Party or a director of Holdings, in each case (a) with respect to whom Agent has completed all required “know your customer” regulatory compliance and background checks have been completed and the results thereof are satisfactory to Agent in its sole discretion and (b) whose incumbency has been certified to Agent.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Advances”: as defined in Section 2.1(a).

“Revolving Commitment”: as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount”: as to any Lender, the Revolving Commitment Amount (if any) set forth on Schedule 1.1A hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 10.6 hereof, the Revolving Commitment Amount (if any) of such Lender as set forth in the applicable Assignment and Acceptance), in each case as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 10.6 hereof or reduction pursuant to Section 2.9(a).

“Revolving Commitment Percentage”: as to any Lender, the Revolving Commitment Percentage (if any) set forth on Schedule 1.1A hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 10.6 hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Assignment and Acceptance), in each case as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 10.6 hereof or reduction pursuant to Section 2.9(a).

“Revolving Credit Note”: as defined in Section 2.1(a).

“Revolving Interest Rate”: (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin for Domestic Rate Loans plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin for LIBOR Rate Loans plus the greater of (i) the LIBOR Rate and (ii) 1.00%.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Advances.

“Revolving Loan Register”: as defined in Section 10.6(b).

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements, any Control Agreement, all other pledge agreements, security agreements or other documents hereafter delivered to the Agent in accordance with Applicable Law granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document, including all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Sellers”: as defined in the recitals hereto.

“Settlement”: as defined in Section 2.6(d).

“Settlement Date”: as defined in Section 2.6(d).

“Solvency Certificate”: the Solvency Certificate dated the Closing Date, in substantially the form of Exhibit S-1.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured in the ordinary course, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.12; provided, however, that any Specified Swap Agreement shall exclude any Excluded Swap Obligation.

“Sponsor”: Francisco Partners IV, L.P. and its Controlled Investment Affiliates.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or Holdings.

“Subsidiary Guarantor”: each Subsidiary of Holdings other than the Borrower and any Excluded Foreign Subsidiary.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from bid, performance, or surety bonds, or letters of credit supporting such bid, performance, or surety obligations, issued on behalf Holdings and its consolidated Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by Holdings and its consolidated Subsidiaries.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Group Members shall be deemed to be a “Swap Agreement”.

“Swap Obligation”: with respect to any Guarantor, any obligation of such Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Swing Loan Lender”: PNC, in its capacity as lender of the Swing Loans

“Swing Loan Note”: as defined in Section 2.4(a).

“Swing Loans”: as defined in Section 2.4(a).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Distributions”: as defined in Section 7.6(c).

“Termination Date”: the date on which all Commitments have been terminated and the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made and other than Obligations Cash Collateralized as contemplated below) have been paid in full in cash, including principal of and interest on each Advance, all fees and all other expenses or amounts payable under any Loan Document, including, without limitation, obligations under any Specified Swap Agreement and any Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Agent and Qualified Counterparty or provider of such Bank Services, as applicable, shall have been paid in full in cash and all Letters of Credit have been canceled or Cash Collateralized in accordance with Section 3 hereof or have expired and all amounts drawn thereunder have been reimbursed in full or Cash Collateralized in accordance with Section 3 hereof; provided, however, notwithstanding anything herein to the contrary, if the Termination Date would have occurred except for the requirement to Cash Collateralize any Obligations in respect of Specified Swap Agreements and/or Bank Services Agreements which have not been terminated and which are not due and payable on such date, the Termination Date shall be deemed to have occurred for purposes of Sections 4, 6, 7 and 8 and for purposes of Sections 4 and 5 of the Guarantee and Collateral Agreement.

“Term Lender”: each Lender that has a Term Loan Commitment or that holds a portion of the Term Loan.

“Term Loan”: as defined in Section 2.3.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender (if any), to make any portion of the Term Loan on the Closing Date, in an aggregate principal amount not to exceed the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Amount”: as to any Lender, the Term Loan Commitment Amount set forth on Schedule 1.1A hereto.

“Term Loan Commitment Percentage”: as to any Lender, the Term Loan Commitment Percentage set forth on Schedule 1.1A hereto.

“Term Loan Rate”: (a) with respect to portions of the Term Loan that are Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to portions of the Term Loan that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the greater of (i) the LIBOR Rate and (ii) 1.00%.

“Term Loan Register”: as defined in Section 10.6(b).

“Term Note”: as defined in Section 2.3.

“Transactions”: as defined in the recitals.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Advance, its nature as a Domestic Rate Loan or a LIBOR Rate Loan.

“Undrawn Availability”: at a particular date shall mean an amount equal to (a) the Maximum Revolving Advance Amount minus (b) the sum of (i) all outstanding Revolving Advances, (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit, (iii) all outstanding Swing Loans and (iv) all interest, fees, expenses and other amounts then due and payable under this Agreement or the Fee Letter which have not been paid or charged to Borrower’s Account.

“Unfriendly Acquisition”: any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“U.S. Foreign HoldCo”: any Domestic Subsidiary, substantially all of the assets of which consists of stock or securities of a Foreign Subsidiary and in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower and Holdings, result in material adverse tax consequences to the Borrower or Holdings.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 3.10(f).

“Waterfall Triggering Event”: as defined in Section 8.3(a).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Holdings.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a)

As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated, or otherwise modified from time to time. Except as expressly provided to the contrary herein, if any payment, information, certificate, financial statement or other materials shall be required to be delivered on a day that is not a Business Day, then the due date thereof shall be deemed to be the first Business Day after such day. Certifications made by any officer of any Group Member shall be in such officer’s capacity as such and not in any individual capacity. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York.

(b)	The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)	“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any permitted material Acquisition, (b) any permitted material Disposition or (c) any incurrence of Indebtedness using, for purposes of determining such compliance, the most recently delivered historical financial statements of all entities or associated with the assets so acquired or sold (to the extent available), as applicable, and the most recently delivered consolidated financial statements of Holdings and its Subsidiaries, which shall be reformulated as if such material permitted Acquisition or material permitted Disposition, and all other material permitted Acquisitions or material permitted Dispositions that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated or incurred, as applicable, at the beginning of such period (and assuming that such Indebtedness or other obligations to be incurred bears interest during any portion of the applicable measurement period at the weighted average of the interest rates applicable to outstanding Advances incurred during such period).

(e)	Any Responsible Officer executing any Loan Document or any other certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a Responsible Officer on behalf of the applicable Loan Party and not in an individual capacity.

1.3 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2

ADVANCES, PAYMENTS

2.1 Revolving Advances.

(a)	Subject to the terms and conditions set forth in this Agreement, after the Closing Date and so long as the Funding Account has been established, each Lender, severally and not jointly, will make Revolving Advances to Borrowing Agent, for the benefit of Borrower, in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of an amount equal to, as of any date of determination, (i) the Maximum Revolving Advance Amount minus (ii) the aggregate amount of all Revolving Advances and Swing Loans then outstanding plus the Maximum Undrawn Amount of all Letters of Credit then outstanding. If requested by a Revolving Lender, the Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, (x) the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Maximum Undrawn Amount of all Letters of Credit then outstanding shall not exceed the Maximum Revolving Advance Amount, and (y) Agent shall have the right (but not the obligation) to terminate the Revolving Commitments if all Advances have been paid in full and no Letters of Credit are outstanding.

(b)	Notwithstanding the foregoing, Agent is hereby authorized by each Loan Party, at any time in Agent’s sole discretion during the continuance of an Event of Default, to make Revolving Advances for the account of the Borrower in an aggregate amount at any time outstanding not to exceed the aggregate Revolving Commitments, to which Agent, in its reasonable business judgment, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (z) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, in each case, other than amounts payable pursuant to Section 10.5 (the “Protective Advances”). Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages; provided that the total principal amount of Protective Advances shall not exceed $1,000,000 at any time without further approval by the Required Lenders and Borrowing Agent. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 2.1(b), any such Protective Advances funded by Agent shall be deemed to be Revolving Advance made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the other Loan Documents with respect to such Revolving Advance.

2.2 Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)	Borrowing Agent on behalf of Borrower may notify Agent in writing prior to 2:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)	Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 2:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of (A) with respect to the Term Loan, $1,000,000 and in integral multiples of $250,000 thereafter and (B) with respect to Revolving Advances, $100,000 and in integral multiples of $50,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two, or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. During the continuance of an Event of Default and at Agent’s election, or the direction of the Required Lenders, and upon notice to Borrowing Agent, no LIBOR Rate Loan shall be made available to Borrower during the continuance of such Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) LIBOR Rate Loans, in the aggregate.

(c)	Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Maturity Date.

(d)

Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 2:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan, subject to Section 2.2(e) below.

(e)	Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan; provided however, during the continuance of an Event of Default and at Agent’s election, or the direction of the Required Lenders, and upon notice to Borrowing Agent, no outstanding LIBOR Rate Loan may be so converted or continued as a LIBOR Rate Loan and no Domestic Rate Loan may be converted to a LIBOR Rate Loan . If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 2:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)	At its option and upon written notice given prior to 2:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrowing Agent shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)	Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and/or Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or a Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error. This covenant shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

(h)	Notwithstanding any other provision hereof, if the adoption of or any change in any Applicable Law or in the interpretation, administration, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof, shall make it unlawful for Agent or any Lender (for purposes of this subsection (h), the term “Lender” shall include Agent, any Lender and the office or branch where Agent or any Lender or any Person controlling Agent or such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent to Borrowing Agent shall be conclusive absent manifest error. This covenant shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent. For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Applicable Law, regardless of the date enacted, adopted or issued.

2.3 Term Loan. Subject to the terms and conditions of this Agreement, each applicable Lender, severally and not jointly, will make a term loan to Borrowing Agent, for the benefit of Borrower, in the amount equal to such Lender’s Term Loan Commitment Percentage of $42,000,000 (the “Term Loan”). The Term Loan shall be advanced on the Closing Date and shall, with respect to principal, subject to acceleration during the existence of an Event of Default under this Agreement or termination of this Agreement, be payable in installments as follows:

Installment Due Date	Installment Amount
June 30, 2018	$105,000
September 30, 2018	$105,000
December 31, 2018	$105,000
March 31, 2019	$105,000

Installment Due Date	Installment Amount
June 30, 2019	$183,750
September 30, 2019	$183,750
December 31, 2019	$183,750
March 31, 2020	$183,750
June 30, 2020	$262,500
September 30, 2020	$262,500
December 31, 2020	$262,500
March 31, 2021	$262,500
June 30, 2021	$525,000
September 30, 2021	$525,000
Last day of each calendar quarter thereafter	$525,000
The Maturity Date	All remaining unpaid principal and accrued interest thereon

If requested by a Term Loan Lender, the Term Loan of such Term Loan Lender shall be evidenced by one or more secured promissory notes (collectively, the “Term Loan Note”) in substantially the form attached hereto as Exhibit 2.3. The Term Loan may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrower desire to obtain or extend any portion of the Term Loan as a LIBOR Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply.

2.4 Swing Loans.

(a)

Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowing Agent, for the benefit of Borrower, as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit. All Swing Loans shall be Domestic Rate Loans only.

Borrower may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)	Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrower for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowing Agent, for the benefit of Borrower, as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 5.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)	Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.21) with respect to the outstanding Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5 Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent, Lenders, Issuer and Swing Loan Lender, shall be charged to Borrower’s Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent, on behalf of Borrower, or deemed to have been requested by Borrowing Agent, for the benefit of Borrower, under Section 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders makes such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the Borrower on the day so requested by way of credit to the Funding Account in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by Borrower or Swing Loans made upon any deemed request for a Revolving Advance by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. Prior to the Maturity Date, Borrower may use the Revolving Advances and Swing Loans by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof.

2.6 Making and Settlement of Advances.

(a)	Each borrowing of Revolving Advances shall be advanced according to the Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.21). The Term Loan shall be advanced according to the Term Loan Commitment Percentages of Lenders holding the Term Loan Commitments. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b)	Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 5.2, fund such Revolving Advance to Borrowing Agent, for the benefit of Borrower, in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)

Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowing Agent, for the benefit of Borrower, a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment

Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowing Agent, for the benefit of Borrower, through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowing Agent with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)	Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.21, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in
Section 2.6(c).

(e)

If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7 Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit.

2.8 Manner and Repayment of Advances.

(a)	The Revolving Advances and Swing Loans shall be due and payable in full on the Maturity Date subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.3 hereof, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Advances and all other Obligations shall be subject to earlier repayment upon (x) acceleration during the existence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Advances (other than the Term Loan) shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.21). Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of the Lenders.

(b)

All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made to Agent at the Payment Office not later than 2:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received at the Payment Office on a Business Day on or before 2:00

p.m. If any payment item is received at the Payment Office on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent at the Payment Office or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.

(c)	Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, set-off or counterclaim and shall be made to Agent at the Payment Office, in each case on or prior to 2:00 p.m., in Dollars and in immediately available funds.

2.9 Termination or Reduction of Commitments; Optional Prepayments.

(a)	Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Agent, to terminate the Revolving Commitments or, from time to time, to reduce the Maximum Revolving Advance Amount; provided that no such termination of Revolving Commitments or reduction of the Maximum Revolving Advance Amount shall be permitted if after giving effect thereto and to any prepayments of the Revolving Advances and Swing Loans made on the effective date thereof, (i) the aggregate amount of Revolving Advances, Swing Loans and the Maximum Undrawn Amount of all Letters of Credit would exceed the aggregate Revolving Commitments of all Lenders or (ii) the Maximum Revolving Advance Amount would be less than $1,000,000. Any such reduction shall be in an amount equal to $250,000, or a whole multiple of $50,000 in excess thereof (or such lesser amounts outstanding), and shall reduce permanently (A) on a pro rata basis the Revolving Commitments then in effect and (B) on a pro rata basis (as between the Maximum Revolving Advance Amount and the Letter of Credit Sublimit), the Letter of Credit Sublimit; provided, that, any such reduction shall be in a whole multiple of $100,000 (or such lesser amount outstanding); provided further that, if a LIBOR Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, unless waived by the Agent in its sole discretion, the Borrower shall also pay any amounts owing pursuant to Section 2.2(g); provided, however, except in the case of a prepayment in full of the Obligations, that any such prepayment shall be applied first to outstanding Domestic Rate Loans and the remainder thereafter applied to prepay the LIBOR Rate Loan (such application to LIBOR Rate Loans with Interest Periods expiring on a date or dates nearest the date of such prepayment); and provided further that in connection with any such reduction or termination the Borrower shall pay the applicable Prepayment Premium (if any).

(b)	Optional Prepayments. The Borrower may at any time and from time to time prepay the Advances, in whole or in part (with payment of the applicable Prepayment Premium), upon irrevocable notice delivered to the Agent no later than 2:00 p.m., three (3) Business Days prior thereto, in the case of LIBOR Rate Loans, and no later than 2:00 p.m., one (1) Business Day prior thereto, in the case of Domestic Rate Loans, which notice shall specify the date and amount of prepayment; provided that if a LIBOR Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, unless waived by the Agent in its sole discretion, the Borrower shall also pay any amounts owing pursuant to Section 2.2(g); provided, however, except in the case of a prepayment in full of the Obligations, that any such prepayment shall be applied first to outstanding Domestic Rate Loans and the remainder thereafter applied to prepay the LIBOR Rate Loan (such application to LIBOR Rate Loans with Interest Periods expiring on a date or dates nearest the date of such prepayment); provided further that if such notice of prepayment in full and termination of the Commitments indicates that such prepayment is to be funded subject to the occurrence of an event, such notice of prepayment may be revoked if such event does not occur. Upon receipt of any such notice the Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of partial prepayments of Revolving Advances that are Domestic Rate Loans and Swing Loans) accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loan and Revolving Advances shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Prepayments of the Term Loan made pursuant to this Section 2.9 shall be applied to the scheduled installments of principal in respect of the Term Loan in direct order of maturity.

(c)	Termination of Agreement. Borrower may terminate this Agreement and all commitments hereunder at any time upon not less than three (3) Business Days’ notice to Agent (which notice may be conditioned on the occurrence of a transaction which will result in the occurrence of the payment in full of the Obligations) upon payment in full in cash of the Obligations, other than Unasserted Contingent Obligations. The termination of the Agreement shall not affect Agent’s, any Lender’s or any Secured Party’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until the Termination Date. The security interests, Liens and rights granted to Agent and the other Secured Parties hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until the Termination Date. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until the Termination Date has occurred. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until the Termination Date.

2.10 Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrowing Agent in which shall be recorded the date and amount of each Advance made by Agent, Lenders and Swing Loan Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent, any Lender or Swing Loan Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders, Swing Loan Lender and Borrower during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Agent, Lenders, Swing Loan Lender and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11 Letters of Credit.

(a)	Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars (“Letters of Credit”) for the account of Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the Maximum Revolving Advance Amount); provided, however, that (A) the Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit and (B) no Letter of Credit may be requested to the extent that after giving effect thereto, the aggregate amount of the Revolving Advances, Swing Loans and Maximum Undrawn Amount of all Letters of Credit would exceed the limitation set forth in Section 2.1(a). All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances made as Domestic Rate Loans and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)	Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally for all customers of the Issuer or (iii) the Revolving Commitments have been terminated pursuant to clause (y) of Section 2.1(a).

2.12 Issuance of Letters of Credit.

(a)	Borrowing Agent, on behalf of Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 2:00 p.m., at least three (3) Business Days prior to the proposed date of issuance (or such shorter period as the Issuer may agree), such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 5.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b)	Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the Maturity Date (unless otherwise agreed by the Issuer). Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer.

(c)	Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13 Requirements For Issuance of Letters of Credit. Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.

2.14 Disbursements, Reimbursement.

(a)	Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)	In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrower shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrower fails to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowing Agent, for the benefit of Borrower, shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 5.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)	Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.21) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowing Agent, for the benefit of Borrower, in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)

With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowing Agent, for the benefit of Borrower, in whole or in part as contemplated by Section 2.14(b), because of Borrower’s failure to satisfy the conditions set forth in Section 5.2 hereof (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)	Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (i) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (iii) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15 Repayment of Participation Advances.

(a)	Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrower (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lenders holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.21, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)	If Issuer or Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate. The foregoing provisions shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

2.16 Documentation. Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though

Issuer’s interpretations may be different from Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto. The foregoing provisions shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

2.17 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18 Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(a)	any set-off, counterclaim, recoupment, defense or other right which such Lender or Borrower, as the case may be, may have against Issuer, Agent, Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(b)	the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(c)	any lack of validity or enforceability of any Letter of Credit;

(d)	any claim of breach of warranty that might be made by Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

(e)	the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(f)	payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(g)	the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)	any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(i)	the occurrence of any Material Adverse Effect;

(j)	any breach of this Agreement or any other Loan Document by any party thereto;

(k)	the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(l)	the fact that a Default or an Event of Default shall have occurred and be continuing;

(m)	the fact that the Maturity Date has occurred or this Agreement or the obligations of Lenders to make Advances have otherwise been terminated; and

(n)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

The foregoing provisions shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

2.19 Liability for Acts and Omissions.

(a)	As between Borrower and Issuer, Swing Loan Lender, Agent and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to Borrower or any other Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)

Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)	In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to Borrower, Agent or any Lender.

(d)	The foregoing provisions shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

2.20 Mandatory Prepayments.

(a)	If any Capital Stock shall be issued by any Group Member pursuant to an initial public offering, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance toward the prepayment of the Term Loan and other amounts as set forth in Section 2.20(f).

(b)	If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loan and other amounts as set forth in Section 2.20(f).

(c)	If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale (other than proceeds from the issuance of Capital Stock permitted by Section 7.5(d) excluding (i) Net Cash Proceeds from the issuance of Capital Stock in connection with the exercise of the Cure Right, all of which Net Cash Proceeds shall be used to prepay the Term Loan in accordance with Section 2.20(e) hereof and (ii) Net Cash Proceeds from the issuance of Capital Stock pursuant to an initial public offering, which Net Cash Proceeds shall be used to prepay the Term Loan in accordance with Section 2.20(a) hereof) or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, not more than 180 days following such date, an amount equal to 100% of such Net Cash Proceeds shall be applied (at or before the Reinvestment Prepayment Date) toward the prepayment of the Advances and other amounts as set forth in Section 2.20(f); provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Advances and other amounts as set forth in Section 2.20(f).

(d)	If, for any fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2019, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Advances and other amounts as set forth in Section 2.20(f); provided that such percentage shall be reduced to (a) 25% if the Consolidated Total Leverage Ratio of Holdings and its Subsidiaries as of the last day of such fiscal year is less than 3.00:1.00 and (b) 0% if the Consolidated Total Leverage Ratio of Holdings and its Subsidiaries as of the last day of such fiscal year is less than 2.00:1.00. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than the earlier of (i) the date that is ten (10) days after the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders, and (ii) ten (10) days after the date such financial statements are actually delivered. Notwithstanding the foregoing, the amount of Advances required to be repaid pursuant to this Section 2.20(d) for any fiscal year shall be reduced on a dollar for dollar basis by the amount of optional prepayments of the Term Loan made pursuant to Section 2.9 during such fiscal year (excluding, for the avoidance of doubt, prepayments made with the proceeds of any Cure Amount or any Indebtedness) and all optional prepayments of the Revolving Advances during such fiscal year to the extent accompanying optional permanent reductions of the Revolving Commitments (or, without duplication of any amount which would reduce the amount of Advances required to be repaid pursuant to this Section 2.20(d) for the next fiscal year, any prepayments of the Term Loan made pursuant to Section 2.9 following the last day of such fiscal year and prior to the date of required prepayment pursuant to this Section 2.20(d) for such fiscal year (excluding, for the avoidance of doubt, prepayments made with the proceeds of any Cure Amount or any Indebtedness) and all optional prepayments of the Revolving Advances during such period to the extent accompanying optional permanent reductions of the Revolving Commitments). Any Excess Cash Flow payment made pursuant to this Section 2.20(d) shall exclude the portion of Excess Cash Flow that is attributable to any company or line of business acquired pursuant to a Permitted Acquisition or Investment permitted hereunder and that accrues prior to the closing date of the applicable Permitted Acquisition or Investment permitted hereunder.

(e)	In the event that any Group Member receives Cure Amounts with respect to a cure of a financial covenant in Section 7.1, Borrower shall, immediately upon receipt thereof or such election, repay the Advances in accordance with provisions of Section 2.20(f) in an amount equal to 100% of such Cure Amount.

(f)

So long as no Waterfall Triggering Event has occurred and is continuing, amounts to be applied in connection with prepayments made pursuant to this Section 2.20 shall be applied to the prepayment of (A) first, (x) so long as the Consolidated Total Leverage Ratio for the immediately preceding four fiscal quarters, is equal to or less than

4.00:1.00, to the next four scheduled installments of principal in respect of the Term Loan, and then to the remaining scheduled installments (including the final installment due on the Maturity Date), in the inverse order of the maturities thereof, until paid in full, or (y) otherwise, to the remaining scheduled installments (including the final installment due on the Maturity Date), in the inverse order of the maturities thereof, until paid in full, and (C) second, to the remaining Advances (subject to Borrower’s ability to re-borrow any such amounts in accordance with the terms of this Agreement), until paid in full. Any applicable prepayment pursuant to Section 2.20 shall be accompanied by the applicable Prepayment Premium (if any).

(g)	The Borrower shall deliver to the Agent, at the time of each prepayment required under this Section 2.20, a certificate signed by a Responsible Officer of the Borrowing Agent setting forth in reasonable detail the calculation of the amount of such prepayment or reduction (and the Agent shall promptly provide the same to each Lender). Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Advance being prepaid and the principal amount of each Advance (or portion thereof) to be prepaid.

Notwithstanding any other provisions of this Section 2.20, to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.20(c) (a “Foreign Disposition”) or Excess Cash Flow (i) is prohibited or delayed by applicable local law from being repatriated to the United States or to the extent the use of repatriated proceeds to provide credit support for the Obligations would violate local laws or (ii) would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.20(c) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

2.21 Defaulting Lenders.

(a)	Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.21 so long as such Lender is a Defaulting Lender.

(b)	(i)Except as otherwise expressly provided for in this Section 2.21, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender, including under Section 8.3, shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)	Fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)	If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A)	Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)	if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent (1) first, prepay any outstanding Swing Loans that cannot be reallocated, and (2) second, Cash Collateralize for the benefit of Issuer, Borrower’s obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C)	if Borrower Cash Collateralizes any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are Cash Collateralized;

(D)	if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E)	if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or Cash Collateralized.

(iv)	So long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as applicable is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or Cash Collateral for such Letters of Credit will be provided by Borrower in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.21(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)

A Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to this Agreement and the other Loan Documents solely to the extent such matters (i) relate to

Revolving Advances and Revolving Commitments and (ii) except for the matters expressly set forth in this Section 2.21, do not result in treatment of the Revolving Advances held by such Defaulting Lender in a manner materially and adversely different from the treatment of the Revolving Advances held by non-Defaulting Lenders.

(d)	Other than as expressly set forth in this Section 2.21, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.21 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)	In the event that Agent, Borrower, Issuer and Swing Loan Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and the Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)	If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrower or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.22 Payment of Certain Obligations. Agent may charge to Borrower’s Account as a Revolving Advance made as a Domestic Rate Loan or, at the discretion of Swing Loan Lender, as a Swing Loan: (a) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees, payments of all other fees provided for hereunder and payments under Sections 2.2(g), 3.10 and/or 10.5) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), and (b) without limiting the generality of the foregoing clause (a), (i) all amounts expended by Agent pursuant to any other Section of this Agreement, the Securities Documents or any other Loan Document, (ii) all expenses which Agent incurs in connection with the forwarding of Advance proceeds, and (iii) any other sums expended by Agent due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any other Loan Document. All amounts referenced in this Section 2.22 shall constitute Obligations, and, if not charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan, shall be due and payable on demand by Agent or, if the Advances are then due and payable in full or an Event of Default exists under Section 8.1(f), due and payable when incurred without demand. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the other Loan Documents with respect to such Revolving Advances.

SECTION 3

INTEREST AND FEES, ETC.

3.1 Interest. Interest on Advances shall be payable in arrears on the first Business Day of each calendar month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period; provided that all accrued and unpaid interest shall be due and payable on the Maturity Date or, if earlier, the date on which the Obligations are due and payable. Interest charges shall be computed on the actual principal amount of Advances outstanding during the calendar month (or Interest Period) at a rate per annum equal to (a) with respect to Revolving Advances, the Revolving Interest Rate, (b) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans, and (c) with respect to the Term Loan, the Term Loan Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (x) at the option of the Required Lenders, and upon notice thereof to Borrowing Agent from Agent and (y) immediately and automatically upon the occurrence of any Event of Default under Section 8.1(a) or Section 8.1(f) without the requirement of any notice or other affirmative action by any party, the Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (as applicable, the “Default Rate”).

3.2 Letter of Credit Fees; Cash Collateral.

(a)

Borrower shall pay (i) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by a rate equal to three and three-quarter of one percent (3.75%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date, or if earlier, the date the Obligations are due and payable in full, and (ii) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Maturity Date, or if earlier, the date the Obligations are due and payable in full (all of the foregoing fees, the “Letter of Credit Fees”). Upon and after the occurrence of an Event of Default, and during the continuation thereof, (x) at the option of the Required Lenders, and upon notice thereof to Borrowing Agent from Agent and (y) immediately and automatically upon the occurrence of any Event of Default under Section 8.1(a) or Section 8.1(f) without the requirement of any notice or other affirmative action by any party), the Letter of Credit Fees described in clause (i) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b)	At any time following the occurrence and continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the Maturity Date or any other date on which the Obligations are due and payable in full, Borrower will cause cash to be deposited and maintained in an account with Agent, as Cash Collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Collateral or out of any other funds of Borrower coming into any Secured Party’s possession at any time. Agent may, in its discretion, invest such Cash Collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrowing Agent mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional Cash Collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrower hereby waives any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such Cash Collateral being held by Agent. Borrower may not withdraw amounts credited to any such account except upon the payment in full of the Obligations and termination of all commitments of the Lenders. Borrower hereby assigns, pledges and grants to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such Cash Collateral and any right, title and interest of Borrower in any deposit account, securities account or investment account into which such Cash Collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrower agrees that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such Cash Collateral to pay and satisfy such Obligations.

3.3 Certain Fees.

(a)	Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b)	If, for any calendar quarter prior to the Maturity Date, the average daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of the Lenders with a Revolving Commitment, a fee at a rate equal to one-half of one percent (0.50%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance (the “Facility Fee”). Such Facility Fee shall be payable in arrears on the first day of each calendar quarter with respect to the previous calendar quarter and on the Maturity Date, or if earlier the date the Obligations are due and payable in full, with respect to the portion of the calendar quarter ending on such day.

3.4 Prepayment Premium.

(a)	If the Borrower (a) prepays all or any part of the principal balance of the Term Loan pursuant to (i) Section 2.9 or (ii) Sections 2.20(a), (b) or (c) which, in the case of this clause (ii), results in the payment in full of the Term Loan or of the Obligations (other than payment of Excess Cash Flow and other mandatory prepayments from the net proceeds of insurance, casualty or condemnation events, assets sales or Cure Proceeds unless with respect to each of the foregoing, the entire amount of the Term Loan Facility is prepaid from such net proceeds, and, for the avoidance of doubt, scheduled amortization) or (b) reduces or terminates the Revolving Commitments pursuant to Section 2.9, the Borrower shall pay to Agent, for the pro rata benefit of the Term Lenders or Revolving Lenders, as applicable, entitled to a portion of such prepayment, a prepayment premium (the “Prepayment Premium”) equal to, (x) with respect to any such prepayment of the Term Loan, 1.0% of the aggregate principal amount of such prepayment if made at any time prior to the first anniversary of the Closing Date, and 0% at all times thereafter; and (ii) with respect to the reduction or termination of the Revolving Commitments, 1.0% of the aggregate amount of such reduction, or, with respect to a termination, the aggregate amount of Revolving Commitments immediately prior to such termination if reduced or terminated at any time prior to the first anniversary of the Closing Date, and 0% at all times thereafter. Notwithstanding the foregoing, any such Prepayment Premium owing to PNC shall be waived in the event that such reduction or termination is made in connection with a new or refinancing loan from a syndicate of lenders arranged by PNC. Any such Prepayment Premium shall be fully earned on the date paid and shall not be refundable for any reason.

(b)	Notwithstanding anything to the contrary, the Prepayment Premium, if any, shall be required to be paid whether such applicable optional, voluntary or mandatory payment is made before, during or after the continuance of an Event of Default or before, during or after acceleration of the Obligations, including by reason of an Insolvency Proceeding or other insolvency related event. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated and/or Revolving Commitments terminated for any reason, including because of default, sale, insolvency, disposition or encumbrance (including by operation of law or otherwise), the Prepayment Premium, if any, determined as of the date of acceleration and/or termination will also be due and payable as though said Indebtedness was prepaid and/or terminated as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement or the Notes evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 3.4(b). The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium, if any, to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Advances.

3.5 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days (or, in respect of any Obligations bearing interest based on the Alternate Base Rate, a year of 365/366 days) and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (c) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowing Agent, for the benefit of Borrower, and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Requirements of Law.

(a)	If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof by any Governmental Authority, or the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made subsequent to the date hereof:

(i)	shall subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Excluded Taxes described in clause (b) through (d) of the definition thereof, and (iii) Connection Income Taxes) on its Advances, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)	shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate); or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Advances determined with reference to the LIBOR Rate or of maintaining its obligation to make such Advances, or to increase the cost to such Lender or such other Recipient of issuing, maintaining or participating in Letters of Credit (or maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled.

(b)

A certificate as to any additional amounts payable pursuant to this Section 3.7 submitted by any applicable Person to the Borrowing Agent (with a copy to the Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Person the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of Agent, Swing Loan Lender, Issuer or any Lender to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of such Person’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 3.7, the Borrower shall not be required to compensate any applicable Person pursuant to this Section 3.7 for any amounts incurred more than nine months prior to the date that such Person notifies the Borrowing Agent of such Person’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 3.7 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

(c)	For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Applicable Law, regardless of the date enacted, adopted or issued.

3.8 Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)	reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b)	the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law);

(c)	the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law); or

(d)	the LIBOR Rate will not adequately and fairly reflect the cost to Agent or such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 2:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if

Borrowing Agent shall notify Agent, no later than 2:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 2:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if Agent or such Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, neither Agent nor Lenders shall have any obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall have no right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9 Capital Adequacy.

(a)	If Agent, Swing Loan Lender, Issuer or any Lender determines that any change in any Applicable Law affecting such Lender or any lending office of Agent, Swing Loan Lender, Issuer or such Lender or Agent’s, Swing Loan Lender’s, Issuer’s or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Agent’s, Swing Loan Lender’s, Issuer’s or such Lender’s capital or on the capital of Agent’s, Swing Loan Lender’s, Issuer’s or such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of Agent, Swing Loan Lender, Issuer or such Lender or the Advances made by, or participations in Letters of Credit or Swing Loans held by, Agent, Swing Loan Lender, or such Lender, or the Letters of Credit issued by Issuer, to a level below that which Agent, Swing Loan Lender, Issuer or such Lender or such Lender’s holding company could have achieved but for such change in such Applicable Law (taking into consideration such Lender’s policies and the policies of Agent’s, Swing Loan Lender’s, Issuer’s or such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Person, such additional amount or amounts as will compensate such Person or such Person’s holding company for any such reduction suffered.

(b)	For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Applicable Law, regardless of the date enacted, adopted or issued.

(c)

A certificate as to any additional amounts payable pursuant to this Section 3.9 submitted by any applicable Person to the Borrowing Agent (with a copy to the Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Person the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of Agent, Swing Loan Lender, Issuer or any Lender to demand compensation pursuant to this Section 3.9 shall not constitute a waiver of such Person’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 3.9, the Borrower shall not be required to compensate any applicable Person pursuant to this Section 3.9 for any amounts incurred more than nine months prior to the date that such Person notifies the Borrowing Agent of such Person’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 3.9 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

3.10 Taxes.

(a)	Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law and the Borrower shall, and shall cause each other Loan Party, to comply with the requirements set forth in this Section 3.10. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)	Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)	Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.10, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d)

Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

(e)	Indemnification by Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)	Status of Recipients.

(i)	Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.10(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Recipient is not legally entitled to complete, execute or deliver such documentation or, in the Recipient’s reasonable judgment, such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)	Without limiting the generality of the foregoing,

(A)	any Recipient that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.10-1 to the effect that such Foreign Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(4) to the extent a Foreign Recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10-2 or Exhibit 3.10-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.10-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)	Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so. Each Foreign Recipient shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Recipient shall not be required to deliver any form pursuant to this paragraph that such Foreign Recipient is not legally able to deliver.

(g)

Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this

Section 3.10 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(h)	Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.11 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.7, 3.8, 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Advances affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.7, 3.8, 3.9 or 3.10(a). The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.12 Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)	a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 3.10 or of increased costs pursuant to Section 3.7 or 3.9 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.11 or is a Non-Consenting Lender);

(b)	a notice from the Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Agent; or

(c)	notice from the Agent that a Lender is a Defaulting Lender;

then the Borrower may, at its sole expense and effort, within 15 days after the occurrence of such event or receipt by the Borrower of such notice and demand, upon notice to the Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume (at the election of such other Lenders in their sole discretion, with no obligation to do the same) all or part of such Affected Lender’s Advances and Revolving Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Advances and Revolving Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.2(g) that result from the acquisition of any Affected Lender’s Advances and/or Revolving Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any LIBOR Rate Loans then outstanding; and provided further, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 3.12, then the Borrower shall be obligated to replace all Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 3.12 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Advances and Revolving Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Advances, accrued interest thereon, accrued fees, Prepayment Premium (which shall be deemed to be due and owing if such assignment occurs at a time when the provisions of Section 3.4 remain in effect and solely in connection with the replacement of an Affected Lender as result of a circumstance described in clause (b) of this Section 3.12) and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.2(g) hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 3.12, (a) in the case of any such assignment resulting from a claim for compensation under Section 3.7 or 3.9 or payments required to be made pursuant to Section 3.10, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with Applicable Law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 3.12, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make the Advances and issue the Letters of Credit, each of Holdings, the Borrower and the other Loan Parties hereby represents and warrants, with respect to themselves and each of their Subsidiaries, to the Agent and each Lender, on the Closing Date and on each date required under Section 5.2 that:

4.1 Financial Condition.

(a)	The Pro Forma Financial Statements have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Advances to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to Holdings and its Subsidiaries as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower, Holdings and their consolidated Subsidiaries as of the date of the delivery thereof, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)	Borrower has heretofore furnished to Agent the audited financial statements of Holdings and its Subsidiaries for their fiscal year ended December 31, 2016 and unaudited consolidated financial statements of Holdings and its Subsidiaries for their fiscal year to date period ended September 30, 2017. Such financial statements present fairly in all material respects the financial condition of the Loan Parties and such assets as at such date, and the results of operations for the period covered thereby (subject, other than in the case of such audited statements, to normal year-end audit adjustments and the absence of footnotes).

4.2 No Change. Since December 31, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability company, limited partnership or other entity power and authority, and the legal right, to own and operate its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No material Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals described in Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (x) any material Applicable Law (except as set forth in Schedule 4.5) or (y) any Contractual Obligation of any Group Member which would reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Applicable Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens otherwise permitted pursuant to Section 7.3). No Applicable Law or Contractual Obligation applicable to the Loan Parties or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect. The absence of obtaining the Governmental Approvals described in Schedule 4.4 and the violations of Requirements of Law referenced in Schedule 4.5 shall not have an adverse effect on any rights of the Lenders or the Agent pursuant to the Loan Documents or a Material Adverse Effect on the Group Members with regard to their continuing operations.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the validity or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either immediately result from the making of any Advance.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.8.

4.9 Intellectual Property. To the knowledge of the Loan Parties, each Group Member owns, is licensed to use, or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted and taken as a whole. No claim has been asserted in writing and is pending by any Person against any Group Member challenging any Group Member’s use of any Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property (other than routine office actions in the course of prosecution of applications to patent or register Intellectual Property), nor does Holdings or the Borrower know of any valid basis for any such claim, unless, in each case, such claim could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement or violation could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of Holdings or the Borrower, threatened in writing to such effect which could reasonably be expected to result in a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (other than any such Lien permitted by Section 7.3(a)), and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge that is not being contested in good faith and by appropriate proceedings.

4.11 Federal Regulations. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of “buying’ or “carrying” “margin stock” (within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advances, and no other extensions of credit hereunder, will be used for buying or carrying any such margin stock or for extending credit to others for the purpose of purchasing or carrying margin stock in violation of Regulations T, U or X of the Board. If any margin stock directly or indirectly constitutes Collateral securing the Obligations, if requested by any Lender or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. (a) There are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened, in either case, that could reasonably be expected to have a Material Adverse Effect; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters, except for any such violations as could not reasonably be expected to have a Material Adverse Effect; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.13 ERISA. Except as does not, and could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) no Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (b) each Plan (other than any Multiemployer Plan) has been operated in compliance in all respects with the applicable provisions of ERISA and the Code; (c) Borrower and each Commonly Controlled Entity has made all required contributions to each Pension Plan and Multiemployer Plan subject to the Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Pension Plan; (d) no termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (e) the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (f) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal, as defined in ERISA, from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA with respect to a Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any such withdrawal liability under ERISA nor is any such withdrawal reasonably anticipated; and (g) to the knowledge of the Loan Parties, no Multiemployer Plan is Insolvent.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.5, no Loan Party is subject to regulation under any Applicable Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. Except as disclosed to the Agent by the Borrower and Holdings in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth, as of the Closing Date, the name and jurisdiction of organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) except as set forth on Schedule 4.15, as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower, Holdings or any Subsidiary, except as created by the Loan Documents. Schedule 4.15 also sets forth the beneficial owners of all Capital Stock of Holdings and its Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

4.16 Use of Proceeds. The Advances shall be used to (a) on the Closing Date, to partially finance the Connecture Acquisition; (b) pay fees and expenses incurred in connection with the Transactions; and (c) provide for the ongoing working capital needs and for other general corporate purposes (including permitted Acquisitions) of the Borrower and its Subsidiaries, in each case to the extent permitted under the terms of this Agreement; provided, that, no Revolving Advance may be used to directly make an optional prepayment of the Term Loan. Without limiting the generality of the foregoing, neither any Loan Party nor any other Person which may in the future become party to this Agreement or other Loan Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law or in violation of the terms of this Agreement.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)	the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability of any Group Member under, any Environmental Law;

(b)	no Group Member has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or arising under Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor do Holdings or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)	Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability of any Group Member under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability of any Group Member under, any applicable Environmental Law;

(d)	no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the knowledge of the Loan Parties, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)	there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability of any Group Member under Environmental Laws;

(f)	the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business in each case, that could reasonably be expected to give rise to liability of any Group Member under Environmental Laws; and

(g)	no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents.

(a)	The Guarantee and Collateral Agreement is effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest under U.S. law in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement and with respect to which a security interest can be perfected by the filing of a financing statement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a) and the other actions, if any, set forth on Schedule 3 to the Guarantee and Collateral Agreement have been taken, the Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person to the extent such Lien can be perfected by such actions and such filings under U.S. law (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b)	Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject to the Liens permitted by Section 7.3(a), (e), (f), (g), (h) or (r)).

4.20 Solvency; Fraudulent Transfer. The Loan Parties are, when taken as a whole, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21 Regulation H. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any subordinated Indebtedness of the Loan Parties.

4.23 Anti-Corruption Laws. Each of Holdings, the Borrower and their respective Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.24 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of cancellation thereof, and there exists no default under any requirement of such insurance. Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also, as applicable, with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25 Connecture Acquisition. As of the Closing Date, the Connecture Acquisition Agreement Representations are true and correct in all material respects (or, if qualified by materiality under the terms thereof, in all respects).

4.26 Indebtedness. Set forth on Schedule 7.2(e) is a true and complete list of all Indebtedness for borrowed money and Capital Lease Obligations of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.27 Holdings as a Holding Company. Holdings is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Capital Stock of the Borrower and its Subsidiaries) or engage in any operations or business (other than the ownership of the Borrower and its Subsidiaries) and liabilities, assets, operations and business incidental to the foregoing.

4.28 OFAC. Neither Holdings, the Borrower, nor any of their respective Subsidiaries, nor, to the knowledge of Holdings, the Borrower or any such Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is an individual or an entity that is, or is owned or controlled by an individual or entity that is (a) currently the subject of any Sanctions, or (b) located, organized or resident in a Designated Jurisdiction.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)	Loan Documents. The Agent shall have received each of the following:

(i)	this Agreement, executed and delivered by the Agent, the Lenders, Holdings, and the Borrower;

(ii)	the Guarantee and Collateral Agreement, executed and delivered by the Borrower, Holdings and each Guarantor;

(iii)	the Collateral Information Certificate, executed by a Responsible Officer of each Loan Party;

(iv)	a Term Loan Note, executed by the Borrower in favor of PNC;

(v)	a Revolving Credit Note, executed by the Borrower in favor of PNC;

(vi)	the Swing Loan Note, executed by the Borrower in favor of Swing Loan Lender;

(vii)	each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(viii)	the Fee Letter, executed by the Agent and the Borrower;

(ix)	the Closing Certificate executed by the Loan Parties; and

(x)	an instruction letter executed by the Borrower with respect to the disbursement of the Advances made on the Closing Date.

(b)	Capital Structure. The Sponsor shall have made a cash equity contribution to Holdings in an amount not less than $10,000,000.

(c)

Financial Statements. The Agent shall have received, and been reasonably satisfied with its review of: (a) the Pro Forma Financial Statements, (b) forecasts prepared by management of Holdings of balance sheets, income statements and cash flow statements on a month to month basis for the first year following the Closing Date and on a quarter to quarter basis for each year thereafter through the later of the Maturity Date, (c) the audited consolidated financial statements of Holdings for its fiscal year ended December 31, 2016, and (d) the unaudited consolidated financial statements of Holdings for its fiscal year to date period ended September 30, 2017.

(d)	Fees. The Lenders and the Agent shall, contemporaneously with the funding of the Advances on the Closing Date, have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel required to be paid hereunder or under any other Loan Document), in each case to the extent provided in the Fee Letter or this Agreement, on or before the Closing Date. All such amounts will be paid with proceeds of Advances made on the Closing Date and will be reflected in the funding instructions in the Funds Flow Agreement.

(e)	Secretary’s Certificate; Organizational Documents; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to Agent, with appropriate insertions and attachments, including the certificate of incorporation/formation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent such certification is available in the relevant jurisdiction), the bylaws, operating agreements or other similar organizational document of each Loan Party and the relevant board resolutions or written consents of each Loan Party, and (ii) a good standing certificate, or comparable certificate (to the extent available) for any jurisdiction outside of the US, as applicable, for each Loan Party from its jurisdiction of organization.

(f)	Legal Opinions. The Agent shall have received the executed legal opinions of (i) Kirkland & Ellis LLP, counsel to Holdings, the Borrower and their Subsidiaries and (ii) Morgan, Lewis & Bockius LLP, as Connecticut counsel to the Loan Parties, each in a form reasonably satisfactory to the Agent.

(g)	Pledged Notes/Stock. The Agent shall have received originals of (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledger thereof and (ii) each promissory note (if any) pledged to the Agent pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h)

Filings, Registrations and Recordings. Each Uniform Commercial Code financing statements or other similar registration required by the Security Documents or under law or reasonably requested by the Agent to be filed, registered or recorded to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, shall be in proper form for filing, registration or recordation and Agent shall have received evidence (including any applicable payoff letters from holders of Indebtedness that is not permitted to exist under this Agreement after giving effect to the Transactions and Lien releases from the secured lender to each applicable Loan Party (the effectiveness of which may be conditioned on the payoff of such secured lender) that the Agent (on behalf of the Secured Parties) shall have a valid and perfected first priority (other than with respect to Liens expressly permitted by Section 7.3) Lien on the Collateral the perfection of which is obtained pursuant to the filing of such documents and the filing of the applicable Intellectual Property Security Agreement.

(i)	Solvency Certificate. The Agent shall have received the duly executed Solvency Certificate.

(j)	Minimum Liquidity. Agent shall have received evidence that, immediately after giving effect to (i) the Transactions, (ii) the Advances to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing, the Borrower has Liquidity of not less than $10,000,000. There shall be no Revolving Advances advanced or outstanding on the Closing Date.

(k)	Insurance. Agent shall have received evidence of insurance satisfying the requirements of this Agreement, in a form reasonably satisfactory to the Agent, including, without limitation, a certificate of liability insurance on form ACORD 25 and evidence of commercial property insurance on form ACORD 28.

(l)	[Reserved].

(m)	KYC. The Lenders shall have received, by the Closing Date, all documentation and information requested by them within five (5) Business Days prior to the anticipated Closing Date with respect to the Borrower and all Guarantors and members of management disclosed to the Lenders as of such time and, with respect to the Borrower and all Guarantors or members of management disclosed to the Lenders after such time, the Lenders shall have received all documentation and information required to be requested by them with respect to such persons, in each case, required by it to satisfactorily complete all applicable background and “know your customer” compliance checks.

(n)	[Reserved].

(o)	Connecture Acquisition. The Agent shall have received (certified by an officer of Borrower as true, correct and complete copies) the Connecture Acquisition Documents. The Connecture Acquisition Documents shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in a manner materially adverse to the Lenders without the prior written consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that any adverse change to the definition of “Material Adverse Effect” is materially adverse to the Lenders). The Connecture Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement (as such terms may be amended, waived or modified in a manner not prohibited hereunder).

(p)	No Material Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened (in writing) against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents, or any of the Transactions which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body.

(q)	Consents. Agent shall have received (i) any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Loan Documents; and (ii) evidence reasonably satisfactory to Agent that the Loan Parties have received all Consents with respect to the Transactions absence of which could reasonably be expected to result in a Material Adverse Effect.

(r)	[Reserved].

(s)	Compliance with Laws. Each Loan Party is in compliance with all Anti-Terrorism Laws and is in compliance, in all material respects, with all other Applicable Laws, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act and ERISA.

5.2 Conditions to Each Extension of Credit. The agreement of Lenders, Issuer and Swing Loan Lender to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)	Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties (i) expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date or (ii) are qualified by materiality or “Material Adverse Effect” in the text thereof, in which case they shall be true and correct in all respects;

(b)	No Default. With respect to any extension of credit requested after the Closing Date, no Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date;

(c)	Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement; and

(d)	Lending Procedures. The applicable provisions of Section 2 with respect to the requesting of Advances shall have been complied with.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each conversion of an Advance from a Domestic Rate Loan to a LIBOR Rate Loan shall constitute a representation and warranty by the Borrower as of the date of such borrowing, issuance or conversion that the conditions contained in this Section 5.2 have been satisfied or have been waived in writing by the Agent. The Lenders may, in their sole discretion, continue to make Advances notwithstanding existence of an Event of Default or Default or the failure of any representations and warranties to be true and correct and any Advances so made shall not be deemed a waiver of any Event of Default or Default.

5.3 Post-Closing Conditions Subsequent. The Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 5.3 to the satisfaction of the Agent, in each case by no later than the date specified for such condition below (or such later date as the Agent shall agree in its sole discretion in writing, which may be by email) failure of which shall constitute an Event of Default:

(a)	within ten (10) Business Days after the Closing Date, deliver to Agent relevant endorsements with respect to the insurance certificates delivered under Section 5.1(k) of this Agreement as specifically required pursuant to this Agreement;

(b)	within sixty (60) days after the Closing Date, deliver to Agent either (i) deposit account control agreements sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code), and otherwise in form and substance reasonably satisfactory to Agent, over the deposit accounts listed on the Collateral Information Certificate which are not maintained with PNC (other than Excluded Deposit Accounts) or (ii) evidence of the closure of all deposit accounts listed on the Collateral Information Certificate which are maintained with PNC;

(c)	use commercially reasonable efforts to deliver to Agent, within sixty (60) days after the Closing Date, Lien Waiver Agreements with respect to the locations of material books and records (including servers) of the Borrower; and

(d)	within ten (10) Business Days after the Closing Date, the Borrowing Agent shall establish the Funding Account.

SECTION 6

AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until the Termination Date, each of the Borrower and Holdings shall, as to itself and each Subsidiary, and shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Agent, for distribution to each Lender by the Agent:

(a)

Annual Financial Statements. Commencing with the fiscal year ending December 31, 2018, within one hundred and twenty (120) days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with an unqualified report (other than a “going concern” or like qualification or exception solely as a result of the final maturity date of any Advance being scheduled to occur within twelve (12) months from the date of such opinion) by an independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent; provided, that, to the extent that after the Closing Date any additional operating Subsidiaries of Holdings are formed or created and the Loan Parties have prepared such financial statements on a consolidating basis, Agent may request the delivery of a copy of such consolidating financial statements (which need not be audited).

(b)	Quarterly Financial Statements. Commencing with the fiscal quarter ending June 30, 2018, not later than forty five (45) days after the end of each quarter of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year; and

(c)	Monthly Financial Statements. Commencing with the month ending July 31, 2018, not later than thirty (30) days after the end of each month (other than for any month that is the last month of a fiscal quarter), the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year.

6.2 Certificates; Other Information. Furnish to the Agent, for distribution to each Lender by the Agent (or, in the case of clause (g), to the relevant Lender):

(a)	Reserved;

(b)

Compliance Certificate. Commencing with quarterly delivery for the fiscal quarter ending June 30, 2018, concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that (A) to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (B) such financial statements are fairly stated in all material respects and were prepared in accordance with GAAP (subject, in the case of quarterly and monthly financial statements, to normal year-end audit adjustments and the absence of footnotes) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, (ii) a discussion and analysis of management of the Borrower with respect to such financial statements, and (iii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or year of Holdings, as the case may be, and (y) to the extent not previously disclosed to the Agent, (A) a description of any change in the jurisdiction of organization of any Loan Party and (B) such Responsible Officer shall endeavor to provide a list of any material Intellectual Property acquired by any Loan Party (or previously acquired immaterial Intellectual Property that has become material) since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c)	Board Projections. Commencing fiscal year 2019, no later than sixty (60) days after the start of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its consolidated Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions that were believed by such Responsible Officer to be reasonable at the time made, it being understood and agreed that the Projections are not a guarantee of financial performance and actual results may differ from the Projections and such differences may be material;

(d)	Cash Reporting. Not later than thirty (30) days after the end of each calendar month, commencing with the month ending July 31, 2018, a report as to Qualified Cash;

(e)	Reserved;

(f)	Investor Reports; SEC Filings. Within five (5) days after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

(g)	Governmental Filings. Within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a Material Adverse Effect on any of the Governmental Approvals or otherwise on the operations of the Group Members; and

(h)	Revenue Reporting. Together with each quarterly report delivered under Section 6.1, a “churn/attrition” analysis for such quarter and a report on bookings, all in form reasonably satisfactory to the Agent.

(i)	Management Discussion and Analysis. Together with each delivery of the quarterly financial statements to the Agent pursuant to Section 6.1(b) hereof, a management discussion and analysis report (the “MD&A”), in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Loan Parties and their Subsidiaries for the fiscal quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements). Within ten (10) Business Days after the earlier of the date on which such MD&A is or was required to be delivered to the Agent, senior management of the Loan Parties shall, at Agent’s request, host a meeting (which may be by teleconference) with the Agent and the Lenders to discuss such MD&A at a mutually agreeable time.

(j)	Additional Information. Promptly, such additional financial and other information regarding the operations, business affairs and financial condition of any Group Member(s), the Collateral, or compliance with the terms of the Loan Documents, as any Lender may from time to time reasonably request.

6.3	Reserved.

6.4 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all (a) all taxes, assessments and governmental charges or levies of whatever nature and (b) taxes, assessments and governmental charges or levies of whatever nature imposed upon the Collateral if the failure to pay such obligations would be reasonably likely to result in a Lien being imposed upon the Collateral, in each case, except where (i) such Lien would be permitted under Section 7.3 hereof or (ii) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Maintenance of Property; Insurance. (a) To the extent commercially reasonable, keep all tangible property useful and necessary in its business in good working order and condition, ordinary wear and tear and force majeure events excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business and (c) take all actions required under the Flood Laws and/or requested by Agent in its reasonable discretion to assist in ensuring that Agent and the Lenders are in compliance with the Flood Laws applicable to any Real Property subject to a Mortgage, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming subject to a Mortgage, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws. All such insurance shall (i) name the Agent as an additional insured party or lender loss payee, as applicable, and (ii) be in form and substance reasonably satisfactory to the Agent. Deliver to the Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto, in each case, as the Agent may from time to time reasonably request (but no more frequently than quarterly unless an Event of Default shall have occurred and is continuing).

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Agent (accompanied by any Lender at such Lender’s option and own expense) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and upon reasonable notice and as often as may reasonably be desired, including as necessary to enable the Agent to obtain a harvest scenario/recurring revenue valuation report, a quality of earnings report or any other valuation or analysis (provided such visits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.8 Notices. Promptly after a Responsible Officer obtains knowledge thereof, give notice to the Agent and each Lender of:

(a)	the occurrence of any Event of Default;

(b)	any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)	any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)	the following events, to the extent such event could reasonably be expected to have a Material Adverse Event, as soon as possible and in any event within 30 days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any Pension Plan, a failure to make any required contribution to a Pension Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Pension Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Pension Plan or Multiemployer Plan;

(e)	any material change in accounting policies or financial reporting practices by any Loan Party; and

(f)	any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9 Environmental Laws.

(a)	Comply in all material respects with, and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)	Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10 Reserved.

6.11 Audits. At reasonable times, on three (3) Business Days’ notice (provided that no notice is required if an Event of Default has occurred and while it is continuing), the Agent (accompanied by any Lender at such Lender’s option and own expense), or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $1,250 per person per day (or such higher amount as shall represent the Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. Such inspections and audits shall not exceed once per year, unless an Event of Default has occurred and is continuing.

6.12 Additional Collateral, etc.

(a)	With respect to any property (to the extent included in the definition of Collateral) having a value of at least $500,000 acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within ten Business Days, or such longer period as the Agent may agree) (i) execute and deliver to the Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Agent reasonably deem necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Agent to grant to the Agent, for the benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by Agent.

(b)	With respect to any fee interest in any Real Property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party (other than any such Real Property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.3) in favor of the Agent, for the benefit of the Secured Parties, covering such Real Property, (ii) if reasonably requested by the Agent, provide the Lenders with (x) title and extended coverage insurance covering such Real Property in an amount at least equal to the purchase price of such Real Property (or such other amount as shall be reasonably specified by the Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by any Agent in connection with creating a valid first priority Lien (subject Liens permitted by Section 7.3) pursuant to such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Agent and (iii) if reasonably requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(c)

With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party (which, for the purposes of this Section 6.12(c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Agent such amendments to the Guarantee and Collateral Agreement as the Agent reasonably deems necessary or advisable to grant to the Agent, for the benefit of the Secured Parties, a perfected first priority Lien in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Agent such documents and instruments as may be required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (a) to become a party to the Guarantee and Collateral Agreement, (b) to take such actions necessary or advisable in the opinion of the Agent to grant to the Agent for the benefit of the Secured Parties a perfected first priority Lien in the Collateral described in the Guarantee and Collateral Agreement, with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Agent and (c) to deliver to the Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Agent, with appropriate insertions and attachments, and (iv) if reasonably requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent; provided, that to the extent the opinion is in respect of an entity organized, or Collateral located, in a jurisdiction for which an opinion has been delivered on the Closing Date, an opinion substantially similar in form and substance to such opinion delivered on the Closing Date shall be deemed satisfactory to the Agent.

(d)	With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party and directly held by a Loan Party, promptly (i) execute and deliver to the Agent such amendments to the Guarantee and Collateral Agreement, as any Agent reasonably deems necessary or advisable to grant to the Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall (A) more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary owned directly by Holdings or any other Loan Party or any such new U.S. Foreign HoldCo be required to be so pledged or (B) any Capital Stock of any Excluded Foreign Subsidiary owned directly by a Foreign Subsidiary or a U.S. Foreign HoldCo (or the assets of such new Excluded Foreign Subsidiary) be pledged hereunder), (ii) deliver to the Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the Agent’s security interest therein, and (iii) if reasonably requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(e)	Upon the Agent’s reasonable request, each Loan Party shall use commercially reasonable efforts (which shall not require any Loan Party to agree to any modification to any lease or to payment of any fees other than the landlord’s legal or out-of-pocket costs in connection with negotiating the Lien Waiver/Access Agreement) to obtain a Lien Waiver/Access Agreement from the lessor or senior mortgage holder, as applicable, of each location of material books and records, including servers.

6.13 Use of Proceeds. Use the proceeds of each Advance only for the purposes set forth in Section 4.16.

6.14 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any subordinated Indebtedness of the Loan Parties.

6.15 Anti-Corruption Laws. Conduct its business in compliance with all applicable anti-corruption laws and maintain policies and procedures designated to promote and achieve compliance with such laws.

6.16 Further Assurances. Subject to the limitations on perfection set forth herein and in the other Loan Documents, execute any further instruments and take such further action as the Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

6.17 Reserved.

6.18 Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Loan Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until the Termination Date. Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

SECTION 7

NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, until the Termination Date, neither Borrower nor Holdings shall, nor permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a)	Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of each period of four consecutive fiscal quarters ending on each date set forth below to be less than the ratio set forth below opposite such date:

Measurement Date	Minimum Consolidated Fixed Charge Coverage Ratio
June 30, 2018	1.40 to 1.00
September 30, 2018	1.30 to 1.00
December 31, 2018	1.40 to 1.00
March 30, 2019	1.40 to 1.00
June 30, 2019	1.40 to 1.00
September 30, 2019	1.40 to 1.00
December 31, 2019	1.40 to 1.00
March 31, 2020	1.40 to 1.00
June 30, 2020	1.40 to 1.00
September 30, 2020	1.40 to 1.00
December 31, 2020 and the last day of each fiscal quarter thereafter	1.40 to 1.00

(b)	Maximum Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of each period of four consecutive fiscal quarters ending on such date to exceed the ratio set forth below opposite such date:

Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
June 30, 2018	7.10 to 1.00
September 30, 2018	7.60 to 1.00
December 31, 2018	6.20 to 1.00
March 30, 2019	6.60 to 1.00
June 30, 2019	6.70 to 1.00
September 30, 2019	6.50 to 1.00

Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
December 31, 2019	6.30 to 1.00
March 31, 2020	6.00 to 1.00
June 30, 2020	5.80 to 1.00
September 30, 2020	5.60 to 1.00
December 31, 2020	5.40 to 1.00
March 31, 2021	5.30 to 1.00
June 30, 2021	5.00 to 1.00
September 30, 2021	4.60 to 1.00
December 31, 2021	4.40 to 1.00
March 31, 2022	4.30 to 1.00
June 30, 2022	4.00 to 1.00
September 30, 2022	3.80 to 1.00
December 31, 2022	3.70 to 1.00

(c)

Right to Cure Financial Covenants. Notwithstanding anything to the contrary contained in this Section 7.1, in the event that Holdings and the Borrower fail or reasonably believe they will fail to comply with the requirements of the financial covenants set forth in Section 7.1(a) and/or (b) (collectively, the “Applicable Financial Covenants”) until the date that is ten (10) days after the day on which financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 6.1(b) (the “Cure Period”), Holdings shall have the right to issue Capital Stock (other than Disqualified Stock) to Permitted Investors for cash or otherwise receive cash contributions to the capital of Holdings, which shall then be contributed to the Borrower (collectively, the “Cure Right”) in each case, in order to prepay the Term Loan up to such amounts as are necessary to be in compliance with such Applicable Financial Covenants (the “Cure Amount”). In no event shall the Cure Amount be greater than the amount required for purposes of complying with the Applicable Financial Covenants as set forth herein. The Cure Amount will be used solely to prepay the Advances and shall be applied in accordance with Section 2.20(f). The Cure Right may be exercised not more than two (2) times in any four consecutive fiscal quarter period, and not more than three (3) times in the aggregate prior to the Maturity Date. Upon Agent’s receipt of the Cure Amount, solely for purposes of determining compliance with the Applicable Financial Covenants, the Applicable

Financial Covenants shall be recalculated for such period (the “Cure Quarter”) giving effect to the following pro forma adjustments: (i) with respect to any breach of the minimum Consolidated Fixed Charge Coverage Ratio and/or Consolidated Total Leverage Ratio covenant, Consolidated EBITDA for the Cure Quarter and each subsequent measurement period that includes the Cure Quarter shall be increased by an amount equal to the Cure Amount; provided, that, the prepayment of the Term Loan shall be disregarded for the purpose of measuring the Consolidated Total Leverage Ratio in the Cure Quarter (but not for any quarter thereafter), (ii) if, after giving effect to the foregoing calculations, Holdings is in compliance with the Applicable Financial Covenants, then Holdings shall be deemed to have satisfied such Applicable Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Applicable Financial Covenants that occurred shall be deemed cured for the purposes of this Agreement, and (iii) until the expiration of the Cure Period, so long as Holdings has timely notified the Agent that it intends to exercise the Cure Right, neither the Agent nor any Lender shall accelerate the obligations or otherwise exercise any remedies available to it during the continuance of a default or event of default arising as a result of the failure to comply with the Applicable Financial Covenants; provided, for the avoidance of doubt, that no Lender shall have any obligation to fund Revolving Advances and Issuer shall have no obligation to issue Letters of Credit during such Cure Period.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)	Indebtedness of any Loan Party pursuant to any Loan Document;

(b)	Indebtedness of any Group Member for Bank Services provided by any Lender or any of their respective Affiliates;

(c)	Indebtedness constituting a Permitted Intercompany Advance;

(d)	Guarantee Obligations constituting a Permitted Intercompany Advance;

(e)	Indebtedness outstanding on the date hereof and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(f)	Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(g)	Surety Indebtedness;

(h)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(i)	Indebtedness to the extent constituting Investments permitted under Sections 7.8(a) through (e) and (g), (h), (k), and (o);

(j)	Indebtedness under Swap Agreements permitted under Section 7.12, the terms of which are approved in writing by the Agent in its reasonable discretion;

(k)	(i) purchase price adjustments in connection with Permitted Acquisitions and (ii) indemnity payments in connection with Permitted Acquisitions, (iii) Earn-Out Obligations, (iv) Permitted Seller Debt, and (v) any DP Amount and Accrued DP Interest; provided that, in each case, (A) no Default or Event of Default has occurred and is continuing both immediately before and immediately after giving effect to the incurrence of such Indebtedness, (B) at the time of incurrence thereof, the Loan Parties shall be in pro forma compliance with the financial covenants set forth in this Agreement as of the last day of the most recently ended fiscal quarter, it being understood that such covenants shall be determined on a pro forma basis after giving effect to the incurrence of such Indebtedness, and (C) the sum of the amounts pursuant to this Section 7.2(k)(i), (k)(ii), (k)(iii), (k)(iv) and (k)(v) attributable to any Permitted Acquisition plus the initial purchase price and all other consideration paid in connection with the Permitted Acquisitions, does not in the aggregate exceed the limit on consideration imposed by Section 7.8(n);

(l)	other unsecured subordinated Indebtedness approved in writing by the Required Lenders; provided, however, that (i) as of the time of incurrence thereof, the Loan Parties are in pro forma compliance with the financial covenants set forth in this Agreement as of the last day of the most recently ended fiscal quarter after giving effect to the incurrence of such subordinated Indebtedness, (ii) no Default or Event of Default shall exist immediately prior to the incurrence of such subordinated Indebtedness or would immediately result therefrom, and (iii) such subordinated Indebtedness is subject to a subordination agreement or other subordination terms acceptable to the Required Lenders (which shall include, without limitation, unlimited payment blockage and standstill provisions);

(m)	Indebtedness incurred in connection with the financing of insurance premiums and secured, if at all, by liens permitted under Section 7.3(r);

(n)	Indebtedness arising from or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight over drafts) drawn against insufficient funds in the ordinary course of business;

(o)	Indebtedness in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;

(p)	Indebtedness of Holdings to the Borrower at such times and in such amounts necessary to permit Holdings to receive any distribution permitted to be made to Holdings pursuant to Section 7.6, so long as, as of the applicable date of determination, any distribution for such purposes would otherwise be permitted to be made pursuant to Section 7.6 (it being understood and agreed that any such Indebtedness shall be deemed to utilize the relevant basket under Section 7.6);

(q)	unsecured Indebtedness of Holdings and its Subsidiaries owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of an of the foregoing) in connection with the repurchase of Capital Stock of Holdings issued to any of the aforementioned employees, former employees, officers, former officers, directors (or any spouses, ex-spouses, or estates of any of the foregoing) not to exceed $2,500,000 at any time outstanding;

(r)	other than funded bank Indebtedness, Indebtedness of any Person that becomes a Subsidiary after the Closing Date that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; provided that such Indebtedness shall not in the aggregate exceed $1,000,000 at any time outstanding;

(s)	Indebtedness of Excluded Foreign Subsidiaries in an aggregate principal amount not to exceed $400,000 at any time outstanding and secured, if at all, by Liens permitted under Section 7.3(w);

(t)	any DP Amounts and Accrued DP Interest;

(u)	unsecured Indebtedness of the Group Members to credit card providers in respect of corporate credit card services in an aggregate amount not to exceed $500,000;

(v)	[reserved]; and

(w)	additional Indebtedness of the Group Members not described in the foregoing clauses (a) through (v) in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)	Liens for taxes, assessments or governmental charges, or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the affected Group Member in conformity with GAAP;

(b)	carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)	Liens imposed by Requirements of Law, pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies on or with respect to any Real Property, in each case, whether now or hereafter in existence, incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;

(f)	Liens in existence on the date hereof listed on Schedule 7.3(f) and any Lien granted as a replacement or substitute for a Lien, securing Indebtedness permitted by Section 7.2(e); provided that (A) no such Lien is spread to cover any additional property after the Closing Date, (B) that the amount of Indebtedness secured thereby is not increased, and (C) that any replacement or substitute Lien encumber not more property than the original Lien that such replacement or substitute Lien replaces or is substituted for;

(g)	Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with, or, if created after the acquisition, no more than three months after, the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)	Liens created pursuant to the Security Documents;

(i)	any interest or title of a lessor, sublessors, licensor or licensee under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(j)	judgment Liens that do not constitute a Default or Event of Default under Section 8.1(h) of this Agreement;

(k)	deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(l)	Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Group Member to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that, such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than existing Liens in favor of the Agent;

(m)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(n)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(o)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(p)	(i) non-exclusive licenses of Intellectual Property and (ii) licenses of Intellectual Property that could not result in a legal transfer of title of such Intellectual Property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas, in each case granted by any Group Member in the ordinary course of business, and not interfering in any material respect with the ordinary conduct of business of the Group Members;

(q)	the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r)	Liens on insurance policies or the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect to such insurance policies;

(s)	Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction, covering only the items being collected upon;

(t)	Liens attaching solely to cash earnest money deposits in connection with any actual or intended Permitted Acquisition, attaching solely to cash earnest money deposits in connection with any actual or intended acquisition of property not otherwise prohibited hereunder or attaching to an escrow account with respect to any purchase price adjustment in connection with any acquisition of property not otherwise prohibited hereunder;

(u)	Liens granted by a Non-Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to Borrower or such other Loan Party;

(v)	Liens securing Indebtedness permitted under Section 7.2(r);

(w)	Dispositions permitted pursuant to Section 7.5;

(x)	[reserved]; and

(y)	Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets encumbered thereby exceeds (as to the Borrower, Holdings and all of their respective Subsidiaries) $500,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)	(i) any Subsidiary of the Borrower or Holdings may be merged or consolidated with or into the Borrower or Holdings (provided that (A) the Borrower or Holdings shall be the continuing or surviving corporation and (B) the Borrower shall be the continuing or surviving corporation in any merger or consolidation involving the Borrower) or with or into any Wholly Owned Subsidiary Guarantor (provided that a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) any Non-Loan Party may be merged or consolidated with or into another Non-Loan Party;

(b)	(i) any Subsidiary of the Borrower or Holdings (other than the Borrower) may Dispose of any or all of its assets (A) to the Borrower, Holdings or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (B) pursuant to a Disposition permitted by Section 7.5; and (ii) any Non-Loan Party may Dispose of all or any of its assets to any other Non-Loan Party;

(c)	Dispositions permitted by Section 7.5 may be made;

(d)	any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation;

(e)	any Non-Loan Party may Dispose of any or all of its assets to any other Non-Loan Party or merge or consolidate with or into any other Non-Loan Party; and

(f)	any liquidation or any liquidation or termination of a Subsidiary (other than the Borrower or Holdings); provided that, in the case of a liquidation or termination of a Loan Party, the assets of such Subsidiary and/or the proceeds therefrom are transferred to a Loan Party.

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)	the Disposition of obsolete or worn out property and the abandonment or allowing to lapse or expire or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or no longer necessary or useful in the ordinary course of business of the Group Members taken as a whole;

(b)	the sale of Inventory in the ordinary course of business;

(c)	Dispositions permitted by Sections 7.4;

(d)	(i) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower, Holdings, or any Wholly Owned Subsidiary Guarantor provided that the no cash consideration is paid to any such Subsidiary issuing Capital Stock that is not a Loan Party, (ii) the sale or issuance of the Capital Stock of any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) the sale or issuance of Qualified Capital of Stock of Holdings so long as such sale does not result in a Change of Control (and provided that the Net Cash Proceeds of any initial public offering are applied to the mandatory prepayment of the Term Loan in accordance with Section 2.20(a) and any Net Cash Proceeds constituting a Cure Amount are applied to the prepayment of the Term Loan in accordance with Section 2.20(e));

(e)	the use or transfer of money or Cash Equivalents in a manner not otherwise prohibited by this Agreement or the other Loan Documents;

(f)	any non-exclusive licensing or sub-licensing of patents, trademarks, copyrights, and other Intellectual Property that would be permitted under Section 7.3(p);

(g)	to the extent constituting a Disposition, leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(h)	Liens permitted by Section 7.3 and Investments made in compliance with Section 7.8;

(i)	the Disposition of other property having a fair market value not to exceed $500,000 in the aggregate for any fiscal year of the Borrower, provided that the Borrower may designate one fiscal year during the term of this Agreement during which Borrower may Dispose of additional property having a fair market value not to exceed $1,000,000 (in addition to the $500,000 permitted in every fiscal year) by giving the Agent written notice of such election;

(j)	(x) discounts of or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof and (y) sales, transfers and other Dispositions of accounts receivable in connection with collection thereof in the ordinary course of business;

(k)	Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of a Group Member; and

(l)	Disposition of assets acquired by a Loan Party pursuant to a Permitted Acquisition disposed of within twelve (12) months after the date of the Permitted Acquisition so long as the consideration received for the assets to be so disposed is at least equal to the fair market value thereof.

7.6 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to any subordinated

Indebtedness, Earn-Out Obligations, DP Amounts (including, in each case, any Accrued DP Interest), payments of any fees or expenses to the Permitted Investors, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)	any Group Member may make Restricted Payments to the Borrower, Holdings or any Wholly Owned Subsidiary Guarantor;

(b)	so long as prior to or and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the Borrower or Holdings may, purchase Capital Stock or Capital Stock options from present or former directors, officers or employees (or their respective spouses, ex-spouses or estates) of any Group Member upon the death, disability, retirement, severance, or termination of employment of such director, officer or employee; provided that the aggregate amount of payments under this Section 7.6(b) during any fiscal year of Holdings shall not exceed the sum of (i) $1,500,000 plus (ii) in the event Liquidity is greater than $5,000,000, the amount, if any, by which $1,500,000 exceeds the amount of Restricted Payments made pursuant to this Section 7.6(b) during the immediately preceding fiscal year of the Borrower;

(c)	the Borrower or any Subsidiary may pay dividends to Holdings and Holdings may pay such dividends to any of its direct or indirect equity holders necessary to permit Holdings or such equity holder to pay any taxes that are due and payable by Holdings or such equity holder in respect of pass-through income resulting from ownership of limited liability company membership interests in Holdings and/or its Subsidiaries (any such dividends, “Tax Distributions”);

(d)	so long as prior to and immediately after giving effect thereto no Event of Default has occurred and is continuing, the Borrower may pay dividends to Holdings necessary to permit Holdings to pay corporate overhead expenses of Holdings incurred in the ordinary course of business in the aggregate amount not to exceed $750,000 in any fiscal year; provided that, regardless of whether an Event of Default has occurred and is continuing, the Borrower may pay dividends to Holdings necessary to permit Holdings to pay corporate overhead expenses of Holdings incurred in the ordinary course of business in the aggregate amount not to exceed $100,000 in any fiscal year;

(e)	the Loan Parties may pay the fees and expenses pursuant to the Management Agreement and/or the Consulting Agreement, as applicable, to the extent permitted by Section 7.10 hereof; and

(f)	the Loan Parties may, and the Loan Parties may pay dividends to Holdings to permit Holdings to pay, and Holdings may pay, the DP Amounts and amounts payable in respect of Permitted Seller Debt and Earn Out Obligations (including, in each case, any Accrued DP Interest) so long as, in each case, prior to and immediately after giving effect thereto, (i) no Event of Default has occurred and is continuing, and (ii) the Borrower has Liquidity of not less than $5,000,000.

7.7 Use of Proceeds. Use the proceeds of any Advance or extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, Regulation U or Regulation X; (b) to finance an Unfriendly Acquisition; (c) to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, Issuer, Swing Loan Lender, or otherwise) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in violation of the foregoing); or (d) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)	extensions of trade credit in the ordinary course of business;

(b)	Investments in cash and Cash Equivalents;

(c)	Guarantee Obligations permitted by Section 7.2;

(d)	loans and advances to employees of any Group Member for business purposes (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $250,000 at any one time outstanding;

(e)	the Connecture Acquisition;

(f)	Investments constituting a Permitted Intercompany Advance;

(g)	Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h)	Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to any Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(i)	Investments outstanding on the date hereof and listed on Schedule 7.8(i);

(j)	any Group Member may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(k)	Swap Agreements permitted under Section 7.12;

(l)	Investments made by the Borrower or any Subsidiary as a result of consideration received in connection with a Disposition made in compliance with Section 7.5;

(m)	Investments then existing when a Person becomes a Subsidiary or at the time such person merges or consolidates with the Borrower or any Subsidiary as permitted under Section 7.4;

(n)

acquisitions by the Borrower or any Wholly Owned Subsidiary Guarantor of all of the outstanding Capital Stock of Persons (other than directors’ qualifying shares) or of assets constituting an ongoing business (each a “Permitted Acquisition”) to the extent such acquisitions are in exchange for consideration (exclusive of any Capital Stock of Holdings issued to the seller and working capital adjustments, but including Earn-Out Obligations and DP Amounts (which Earn-Out Obligations and DP Amounts shall be calculated in accordance with GAAP as the estimated amount thereof on the closing date for the applicable Permitted Acquisition, which determination shall be made on the date the definitive documentation for the applicable Permitted Acquisition is entered into) not in excess of $30,000,000 in the aggregate for all Permitted Acquisitions during the term of this Agreement plus the Net Cash Proceeds received from the contribution of equity to Holdings or the issuance of Capital Stock by Holdings substantially contemporaneously with such Permitted Acquisition and any cash or Cash Equivalents purchased or acquired in such Permitted Acquisition(s); provided that: (i) each such Permitted Acquisition is of a Person or ongoing business (x) incorporated or organized in the United States and engaged in business activities primarily conducted within the United States, and (y) in which the acquirer is permitted to engage in pursuant to Section 7.16 unless (A) such Permitted Acquisition is funded entirely with the proceeds of a new equity contribution in Holdings or the issuance of Capital Stock by Holdings, or (B) the total consideration (including, without limitation, any DP Amounts or Earn-Out Obligations) not paid with the proceeds of a new equity contribution in Holdings or the issuance of Capital Stock by Holdings for all purchases and acquisitions of a Person or ongoing business, or all or a portion of such Person’s assets (not including any Subsidiaries of such Person) not organized under the laws of the United States or, with respect to such Person’s assets, not located within the United States, or not engaged in business activities primarily conducted within the United States does not exceed $8,000,000 in the aggregate for all such purchases and acquisitions during the term of this Agreement; (ii) any Person so acquired (other than an Excluded Foreign Subsidiary) becomes a Guarantor under this Agreement and the other requirements of Section 6.12 and the Security Documents are satisfied within the applicable time periods set forth therein; (iii) no Default or Event of Default has occurred or is continuing both before and immediately after giving effect to such Permitted Acquisition and after giving effect to each such Permitted Acquisition, the Loan Parties shall be in pro forma compliance with the covenants and agreements set forth in this Agreement (including Section 7.1, it being understood that such covenants shall be determined on a Pro Forma Basis); (iv) if at such time (A) the Loan Parties are not required to be in compliance with the covenant set forth in Section 7.1(b), then the target must have had consolidated EBITDA on a Pro Forma Basis for the immediately preceding four fiscal quarters of not less than $1 determined in accordance with GAAP or (B) the Loan Parties are required to be in compliance with the covenant set forth in Section 7.1(b), then either (1) the target must have had consolidated EBITDA for the immediately preceding four fiscal quarters of not less than $1 determined in accordance with GAAP or (2) the Consolidated Total Leverage Ratio for the immediately preceding four fiscal quarters, calculated on a Pro Form Basis, is at least 0.25x lower than the then existing maximum permitted ratio under Section 7.1(b); (v) prior to and immediately after giving effect to such transaction, the Borrower has Liquidity of not less than $5,000,000, and (vi) no Permitted Acquisition may be an Unfriendly Acquisition;

(o)	pledges and deposits permitted under Section 7.3;

(p)	Investments consisting of endorsements for collection or deposit and Investments in deposit and investment accounts opened in the ordinary course of business with financial institutions;

(q)	Investments consisting of earnest money deposits required in connection with any actual or intended Permitted Acquisition or consisting of earnest money deposits required in connection with any actual or intended acquisition of property not otherwise prohibited hereunder;

(r)	in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members in an aggregate amount (valued at cost) not to exceed $1,500,000 at any one time outstanding (net of returns on such Investment); and

(s)	any distribution permitted pursuant to Section 7.6(g) may be made in the form of an Investment.

7.9 Modifications of Certain Preferred Stock, Debt Instruments and Other Agreements. (a) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would provide for any redemption payment thereon prior to the date that is six months after the Maturity Date or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party in their capacity as such; (b), other than pursuant to any refinancing or replacement of Indebtedness permitted by Section 7.2, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that (i) would shorten the maturity (but only to the extent such shortening, would result in the maturity of such Indebtedness to be prior to three months after the later to occur of the Maturity Date) or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party or (ii) is prohibited by the terms of any subordination agreement or intercreditor agreement related thereto; or (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Consulting Agreement or the Management Agreement (i) which are materially adverse to the interests of the Lenders and (ii) without providing a copy of any such material amendment to the Agent promptly after its effectiveness.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower, Holdings or any Wholly Owned Subsidiary Guarantor) unless such transaction is (x) otherwise permitted under this Agreement, (y) in the ordinary course of business of the relevant Group Member, and (z) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted:

(a)	Group Members may (i) reimburse to the Sponsor, its Affiliates or any equity holder up to $500,000 in the aggregate per year of reasonable and documented director fees, board travel expenses and other out of pocket expenses incurred with respect to Group Members and (ii) so long as no Default or Event of Default shall has occurred and is continuing and no Default or Event of Default would occur after giving effect thereto, pay to the Sponsor, its Affiliates or any equity holder fees pursuant to the Management Agreement (the “Management Fees”) and fees pursuant to the Consulting Agreement (the “Consulting Fees”) in an aggregate amount not to exceed $1,000,000 per year for Management Fees and Consulting Fees (the “Management/Consulting Fee Cap”); provided however, if all or part of the Management Fees or the Consulting Fees cannot be paid during a given fiscal quarter, then the Management Fees or the Consulting Fees, as applicable, for such fiscal quarter that are not paid during such fiscal quarter (the “Deferred Fees”) shall be accrued, on a cumulative basis, and such Management Fees or Consulting Fees, as applicable, shall be payable in any subsequent fiscal quarter the Loan Parties choose; provided further that the amount of any such deferred Management Fees or Consulting Fees, as applicable, paid during any fiscal quarter shall not reduce the amount of Management Fees or Consulting Fees, as applicable, otherwise allowed to be paid for such fiscal quarter;

(b)	reasonable and customary director, officer and employee compensation (including bonuses), expense reimbursement and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(c)	any issuance or sale that is otherwise permitted by this Agreement by Holdings after the Closing Date of any Capital Stock of Holdings to Affiliates, directors, officers or employees of the Borrower or any of its Subsidiaries;

(d)	transactions exclusively among or between Non-Loan Parties; and

(e)	transactions as of the Closing Date listed on Schedule 7.10(e).

7.11 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless the Disposition of such property is permitted pursuant to Section 7.5 and the resulting Indebtedness is permitted under Section 7.2.

7.12 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower, Holdings or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower, Holdings or any Subsidiary.

7.13 Changes in Fiscal Periods. Permit the fiscal year of Holdings or the Borrower to end on a day other than December 31 or change Holdings or the Borrower’s method of determining fiscal quarters in each case, without the consent of the Agent and the Required Lenders (such consent not to be unreasonably withheld conditioned or delayed).

7.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreement evidencing Indebtedness permitted under this Agreement and secured by Liens permitted by clauses (f), (g), and (l) of Section 7.3 as to the assets securing such Indebtedness, (c) agreements that are customary restrictions on subleases, leases, licenses, or permits so long as such restrictions relate to the property subject thereto, (d) any agreement evidencing an asset sale, as to the assets being sold, and (e) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business.

7.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower or Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower, Holdings or any other Subsidiary of the Borrower or Holdings, (b) make loans or advances to, or other Investments in, the Borrower, Holdings or any other Subsidiary of the Borrower, Holdings or (c) transfer any of its assets to the Borrower, Holdings or any other Subsidiary of the Borrower or Holdings, except for such encumbrances or restrictions existing under or by reason of (i) the Loan Documents, (ii) any agreement that has been entered into in connection with the Disposition of any of the Capital Stock or assets of any Subsidiary with regard to such Capital Stock or assets that are disposed of, (iii) customary restrictions on the assignment or transfer of leases, licenses and other agreements, (iv) agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, and (vi) the transfer of any property subject to Liens permitted by Section 7.3.

7.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the Closing Date or that are reasonably related, ancillary or complementary thereto.

7.17 Amendments to Connecture Acquisition Documents. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Connecture Acquisition Documents in a manner materially adverse to the interests of the Lenders.

7.18 Amendments to Organizational Agreements. Amend or permit any amendments to any Loan Party’s organizational documents that would violate this Agreement.

7.19 Intellectual Property. With respect to any Loan Party, apply for or register any of its Intellectual Property under the laws of any jurisdiction or with any Governmental Authority outside the United States unless such Intellectual Property is also applied for or registered in the name of a Loan Party with the applicable Governmental Authority in the United States.

7.20 Anti-Terrorism Laws. Conduct, deal in or engage in or permit any Affiliate or agent of any Loan Party within its control to conduct, deal in or engage in any of the following activities: (a) conduct any business or engage in any transaction or dealing with any person blocked pursuant to any Sanctions (a “Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions or requirements set forth in any Sanctions or anti-money-laundering rules and regulations, including the Patriot Act.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a)	the Borrower shall fail to pay any principal of any Advance when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Advance, or any other amount payable hereunder or under any other Loan Document (other than Bank Services Agreements), within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)	any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (other than Bank Services Agreements) or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (other than Bank Services Agreements) shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is (x) expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date or (y) qualified by materiality in the text thereof, inaccurate in any respect ); or

(c)	(i) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.3, Section 6.1, Section 6.2(b), (d) or (h), clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8, Section 6.10 or Section 7 of this Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred; or

(d)	any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or in any other Loan Document (other than (i) as provided in paragraphs (a) through (c) of this Section 8.1 and (ii) any Bank Services Agreements), and such default shall continue unremedied or unwaived for a period of thirty (30) days thereafter; or

(e)	any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Advances) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement beyond the period of grace, if any, provided in such Swap Agreement; or (iv) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, and in each case, shall continue beyond the period of grace provided in the instrument or agreement under which such Indebtedness was created, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clause (i), (ii), (iii), or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii), and (iv) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which exceeds in the aggregate $1,000,000; or

(f)	(i) any Group Member shall commence any Insolvency Proceeding (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, which order is not stayed or other similar relief is not granted under applicable state or federal law or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)	(i) the Borrower or any Commonly Controlled Entity shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) there shall be any failure to comply with the Pension Funding Rules, whether or not waived, or there shall arise any Lien in favor of the PBGC or a Plan on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (pursuant to Section 4042 of ERISA), or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, or (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, the Insolvency of, the termination of, or the appointment of a trustee (pursuant to Section 4042 of ERISA) of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)	one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (less the amount paid or covered by insurance as to which the relevant insurance company has not denied coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)	(1) any of the Security Documents shall cease, as a result of any action or inaction of any Group Member, to be in full force and effect, (2) any of the Security Documents shall cease, for any reason, to be in full force and effect with respect to Collateral having a fair market value in excess of $750,000, (3) any Loan Party or any Affiliate of any Loan Party shall assert that any Security Document has ceased, for any reason, to be in full force and effect, (4) any Lien created by any of the Security Documents shall, through the action or inaction of any Group Member, cease to be enforceable and of the same effect and priority purported to be created thereby, or (5) any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to Collateral having a fair market value in excess of $750,000; or

(j)	the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, other than in each case pursuant to its terms or as a direct result of action by Agent or any Lender; or

(k)	a Change of Control shall occur; or

(l)	Holdings shall (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its direct or indirect ownership of the Capital Stock of the Borrower and its Subsidiaries, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (w) Indebtedness incurred pursuant to Section 7.2(d) or (g), (x) nonconsensual obligations imposed by operation of law, (y) obligations pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets other than the direct or indirect ownership of shares of Capital Stock of the Borrower and its Subsidiaries; or

(m)	any Governmental Approvals necessary for the Borrower to operate in the ordinary course shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term.

8.2 Remedies Upon Event of Default. Subject in all respects to any agreement that may exist among the Lenders from time to time, if any Event of Default occurs and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)	if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Loan Party, the Commitments shall immediately terminate automatically and the Advances (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)	if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower, declare the Advances (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall exercise on behalf of itself, the Lenders and the Issuer all rights and remedies available to it, the Lenders and the Issuer under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts so Cash Collateralized shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents in accordance with Section 8.3. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents shall have been paid in full in cash, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3 Application of Funds.

(a)	Except as may otherwise be agreed among the Lenders, notwithstanding anything to the contrary in Sections 2.9, 2.20 or this Section 8.3 upon (i) the occurrence of an Event of Default under Section 8.1(f), (ii) the acceleration of the Obligations in accordance with this Agreement, or (iii) the exercise of rights and remedies after an Event of Default in accordance with this Agreement or the Loan Documents with respect to a material portion of the Collateral (any such event described in clauses (i), (ii) or (iii) above is referred to as a “Waterfall Triggering Event”), proceeds of Collateral and any other amounts of any type or nature received by Agent or any Lender in connection with this Agreement, in accordance with the provisions of this Section 8.3, the Agent shall apply such payments, proceeds and amounts as follows as long as the applicable Waterfall Triggering Event shall remain continuing:

(i)	first, ratably to pay any costs and expenses of Agent or Issuer then due to Agent or Issuer under the Loan Documents, including any indemnities then due to the Agent or Issuer under the Loan Documents, until paid in full;

(ii)	second, ratably to pay any fees and premiums (other than any Letter of Credit Fees) then due to Agent under the Loan Documents, until paid in full;

(iii)	third, to pay interest due in respect of any Protective Advances to the Agent which provided such Protective Advances, until paid in full;

(iv)	fourth, to pay the outstanding principal balance of any Protective Advances to the Agent, until paid in full;

(v)	fifth, ratably to pay any costs and expenses of the Lenders then due to the Lenders under the Loan Documents, including any indemnities then due to any Lender under the Loan Documents, until paid in full;

(vi)	sixth, ratably to pay any fees and premiums then due to Issuer and or any Lender under the Loan Documents, until paid in full;

(vii)	seventh, ratably to pay interest due in respect of the Revolving Advances and the Term Loan, until paid in full;

(viii)	eighth, ratably (A) to pay the principal of all Revolving Advances, until paid in full, with a corresponding permanent reduction to the Revolving Commitments, (B) to the Bank Services providers based upon amounts then certified by the applicable Bank Services providers to Agent (in form and substance reasonably satisfactory to Agent ) to be due and payable to such Bank Services providers and to provide Cash Collateral for any other Obligations in respect thereof which are permitted to remain outstanding by such provider of Bank Services on account of Bank Services Obligations, (C) to Cash Collateralize all outstanding Letters of Credit in accordance with Section 3.2(b); provided, that, if and at such time as all such Obligations in respect of Letters of Credit are paid or otherwise satisfied in full and all Letters of Credit have been cancelled, the Cash Collateral held by Agent in respect of such Obligations shall be reapplied pursuant to this Section 8.3(a), beginning with clause (i) hereof, until paid in full), and (D) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until paid in full;

(ix)

ninth, ratably, to pay any other Obligations (other than Obligations owed to Defaulting Lenders otherwise payable to such Defaulting Lenders pursuant to the provisions above but which have been withheld from such Defaulting Lenders in accordance with the provisions of this Agreement (it being agreed that Agent shall withhold from each Defaulting Lender and reallocate among the non-Defaulting Lenders any amounts otherwise payable to such Defaulting Lender under any of clauses (i) through (viii) above to the extent such Defaulting Lender has failed to fund or otherwise pay any amount required to be funded or paid by such Defaulting Lender under this Agreement)), including being paid, ratably, to the Issuer to pay all remaining Obligations in respect of, or Cash Collateralize all any remaining Letters of Credit in accordance with Section 3.2(b); provided, that, if and at such time as all such Obligations in respect of Letters of Credit are paid or otherwise satisfied in full and all Letters of Credit have been cancelled, the Cash Collateral held by Agent in respect of such Obligations shall be reapplied pursuant to this Section 8.3(a), beginning with clause (i) hereof, until paid in full) Bank Services providers on account of all amounts then due and payable or owing (contingent or otherwise) in respect of Bank Services not paid pursuant to clause (viii) above; provided that, to the extent of any such Obligations in respect of Bank Product Obligations are then contingent and/or owing but not liquidated, due and/or payable, an amount equal to 100% of such Obligations in respect of Bank Services reasonably likely to become due and owing as reasonably determined by Agent shall be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Services providers, as Cash Collateral (which Cash Collateral may be released by Agent to the applicable Bank Services provider to the payment or reimbursement of any amounts due and payable with respect to Bank Services owed to the applicable Bank Services Providers as and when such amounts first become due and payable (as certified by the applicable Bank Services provider to Agent) and, if and at such time as all such Obligations in respect of Bank Services are paid or otherwise satisfied in full, the Cash Collateral held by Agent in respect of such Obligations shall be reapplied pursuant to this Section 8.3(a), beginning with clause (i) hereof, until paid in full);

(x)	tenth, ratably to pay any Obligations owed to Defaulting Lenders and not paid pursuant to clauses (i) through (ix) above, until paid in full;

(xi)	eleventh, ratably to pay any remaining Obligations until paid in full; and

(xii)	twelfth, to Borrower or such other Person entitled thereto under Applicable Law.

(b)	For purposes of this Section 8.3, “paid in full” of a type of Obligation means payment in cash or immediately available funds (or other consideration acceptable to the recipient thereof in its discretion) of all amounts owing on account of such type of Obligation, including interest, fees, obligations for reimbursement of costs and expenses and/or indemnity obligations accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(c)	Subject to Section 3.2, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (viii) or clause (ix) above shall be applied to satisfy drawings under such Letters of Credit in accordance with Section 2 and Section 3.2(b) as they occur and fees and other amounts due in respect thereof. Amounts used to Cash Collateralize Obligations in respect of Bank Services pursuant to clause (viii) or clause (ix) above shall be applied to satisfy amounts coming due in respect thereof in accordance.

(d)

For purposes of applying amounts in accordance with this Section 8.3, the Agent shall be entitled to rely upon any Secured Party that has provided any Bank Services for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Agent) of the outstanding Obligations owed to such Secured Party under any Bank Services Agreement. Unless it has actual knowledge (including by way of written notice from any such Secured Party) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Obligations in respect of Bank Services are in existence between any Secured Party and any Loan Party.

(e)	Notwithstanding the foregoing, no Excluded Swap Obligation of any Guarantor shall be paid with amounts received from such Guarantor or from any Collateral in which such Guarantor has granted to the Agent a Lien (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement; provided, however, that each party to this Agreement hereby acknowledges and agrees that appropriate adjustments shall be made by the Agent (which adjustments shall be controlling in the absence of manifest error) with respect to payments received from other Loan Parties to preserve the allocation of such payments to the satisfaction of the Obligations in the order otherwise contemplated in this Section 8.3.

SECTION 9

THE AGENT

9.1	Appointment and Authority.

(a)	Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Agent, in each case, hereunder and under this Agreement and the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are respectively delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)

The provisions of this Section 9 (excluding Section 9.9) are solely for the benefit of the Agent, the Lenders and the Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the other Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Loan Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan

Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c)	The Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty, provider of Bank Services) hereby irrevocably (i) authorizes the Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any other Security Documents and any subordination agreements, and (ii) appoints and authorizes the Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3 Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent shall not:

(a)	be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred;

(b)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Agent shall not be required to take any action that, in its reasonable opinion or in the reasonable opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such laws; and

(c)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.4 Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Advances.

9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice in writing from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Advances hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents, or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

9.7 Indemnification. Each of the Lenders agrees to indemnify each of the Agent, the Issuer, and the Swing Loan Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by Holdings, the Borrower or any other Loan Party and without limiting the obligation of Holdings, the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the Termination Date, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Advances) be imposed on, incurred by or asserted against the Agent, or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent or such other Person under or in connection with any of the foregoing and any other amount not reimbursed by any Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from the Agent’s or such other Person’s gross negligence or willful misconduct and that with respect to such unpaid amounts owed to any Issuer or Swing Loan Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The foregoing provisions shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

9.8 Agent in Its Individual Capacity. The Person serving as the Agent, hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Agent, hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Agent, hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and with the consent of the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no consent shall be required during continuance of an Event of Default), to appoint a successor, which, in the case of a successor Agent, shall be a commercial bank with an office in the State of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the applicable qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the applicable Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.9). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as the Agent.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion,

(a)	to release any Lien on any Collateral or other property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification and reimbursement obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the applicable Issuer shall have been made), including, without limitation, obligations under Specified Swap Agreement and Bank Services Agreement unless the obligations under such agreements have been Cash Collateralized or otherwise secured to the satisfaction of the Agent and any Qualified Counterparty or provider of such Bank Services, as applicable, (ii) that is sold or to be sold, disposed or to be disposed as part of or in connection with any sale or disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b)	to subordinate or release any Lien on any Collateral or other property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(g); and

(c)	to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the guaranty pursuant to this Section 9.10.

The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Notwithstanding anything contained in any Loan Document but subject in all respects to any agreement that may exist among the Lenders from time to time, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations (including any such guaranty provided by the Guarantors pursuant to the Guarantee and Collateral Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Agent, as agent for and representative of such Secured Party (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, to have agreed to the foregoing provisions. In furtherance of the foregoing, and not in limitation thereof, no Specified Swap Agreement and no Bank Services Agreement, the Obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the Obligations of any Loan Party under any Loan Document except as expressly provided herein or in the Guarantee and Collateral Agreement. By accepting the benefits of the Collateral and of the guarantees of the Obligations provided by the Loan Parties under the Guarantee and Collateral Agreement, any Secured Party that is a Qualified Counterparty or provider of Bank Services shall be deemed to have appointed the Agent to serve as Agent and collateral agent under the Loan Documents and to have agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

9.11 Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Advance or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Obligations in respect of any Letter of Credit, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.3 and 10.5) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.3 and 10.5.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12 Reserved.

9.13 Reports and Financial Statements. Each provider of Bank Services agrees to furnish to the Agent at such frequency as the Agent may reasonably request with a summary of all Obligations in respect of Bank Services due or to become due to such provider of Bank Services. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any provider of Bank Services unless the Agent has received written notice thereof from such provider of Bank Services and if such notice is received, the Agent shall be entitled to assume that the only amounts due to such provider of Bank Services on account of Bank Services is the amount set forth in such notice.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers. Subject in all respects to any agreement that may exist among the Lenders from time to time:

(a)	Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall directly:

(i)	(A) reduce or forgive any portion of any Advance, (B) extend the final expiration date of any Lender’s commitment, (C) extend the stated Maturity Date or (D) reduce the stated interest rate of any Advance (provided that only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Default Rate or amend Section 3.1) in each case without the written consent of each Lender directly and adversely affected thereby);

(ii)	reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase and other than as a result of a waiver or amendment of any mandatory prepayment of the Advances (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), in each case without the written consent of each Lender directly and adversely affected thereby;

(iii)	extend any regularly scheduled repayment date of all or a portion of the Advances (including, for the avoidance of doubt, under Section 2.3) without the written consent of each Lender directly and adversely affected thereby; provided that a waiver or amendment of any mandatory prepayment provision (other than under Section 2.3) shall not constitute an extension of a regularly scheduled repayment date of any Advance;

(iv)	amend or modify any provisions of Section 2.6(e) or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, in each case without the written consent of each Lender directly and adversely affected thereby;

(v)	(A) amend, modify or waive any provision of this Section 10.1, (B) reduce the percentages specified in the definitions of the term “Required Lenders”, or (C) consent to the assignment or transfer by any Loan Party of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case without the written consent of each Lender directly and adversely affected thereby;

(vi)	increase the aggregate amount of any Commitment of any Lender without the consent of such Lender;

(vii)	release the Borrower, all or substantially all of the Guarantors under the Guarantee and Collateral Agreement (except as expressly permitted by the Guarantee and Collateral Agreement), or release all or substantially all of the Collateral under the Guarantee and Collateral Agreement (except as expressly permitted thereby and in Section 10.15), in each case without the prior written consent of each Lender;

(viii)	amend the definition of “Bank Services”, “Bank Service Agreement”, “Qualified Counter Party”, “Specified Swap Agreement”, or “Swap Agreement”, “Swap Obligation”, “Swap Termination Value” or any defined term used in any such definition or any provision expressly relating to any of the foregoing, in each case, without the written consent of the Required Lenders; or

(ix)	change the rights and duties of (A) Agent without the consent of all Lenders and Agent, (B) Swing Loan Lender without the consent of all Lenders and Swing Loan Lender or (C) Issuer without the consent of all Lenders and Issuer.

Notwithstanding any provision herein or in any Loan Document to the contrary, (x) no amendment, supplement, modification, consent or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Specified Swap Agreements or Bank Services resulting in such Obligations being junior in right of payment to principal on the Advances or resulting in the Obligations owing to any Qualified Counterparty or provider of Bank Services becoming unsecured (other than releases of Liens permitted in accordance with Section 10.15), in each case in a manner adverse to any Qualified Counterparty or provider of Bank Services, as applicable, shall be effective without the written consent of such Qualified Counterparty or provider of Bank Services, as applicable, (y) the Fee Letter, Bank Service Agreements, Letters of Credit and related documents, may be amended and modified with the written consent of the respective parties thereto and (z) Agent and Borrowing Agent may modify this Agreement or any of the other Loan Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to Borrowing Agent and each Lender (which copy may be provided by electronic mail).

(b)	Notwithstanding anything to the contrary contained in Section 10.1(a), in the event that the Borrower requests that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower, the Required Lenders and the Agent, then, with the consent of the Borrower, the Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)	the termination of the Commitment of each such Minority Lender;

(ii)	the assumption of the Advances and Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 3.12; and

(iii)	the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)	Notwithstanding any provision herein to the contrary, any Bank Services Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Agent or any Lender.

(d)	Notwithstanding any provision herein or in any other Loan Document to the contrary, no Qualified Counterparty or provider of Bank Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of Bank Services or Specified Swap Agreements or Obligations owing thereunder, nor shall the consent of any such Qualified Counterparty or provider of Bank Services, as applicable, be required for any matter, other than in their capacities as Lenders, to the extent applicable.

(e)	Notwithstanding any provision herein or in any other Loan Document to the contrary, the consent of each Lender shall be required with respect to the waiver of any material conditions precedent to the initial Advances made on the Closing Date.

10.2 Notices.

(a)	All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Loan Parties and the Agent, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Any Loan Party:	c/o Connecture, Inc.
18500 West Corporate Drive, Suite 250
Brookfield, Wisconsin 53045
Attention: Brian Lindstrom, Chief Financial Officer
Phone: (262) 432-8559
Facsimile No.: (262) 432-0075
Email: BLindstrom@connecture.com

with a copy to:

Francisco Partners IV, L.P.
c/o Francisco Partners
One Letterman Drive
Building C, Suite 410
San Francisco, CA 94129
Attention: Megan Karlen
Leonid Rozkin
Phone: (415) 418-2900
Facsimile No.: (415) 418-2999
Email: karlen@franciscopartners.com
rozkin@franciscopartners.com

with a copy to:

Kirkland & Ellis LLP
555 California Street,
San Francisco, CA 94104
Attention: Brian Ford & Christopher Kirkham
Phone: (415) 439-1400

Facsimile No.: (415) 439-1500
Email: brian.ford@kirkland.com
christopher.kirkham@kirkland.com

Agent:	PNC Bank, National Association
301 Fayetteville Street, Suite 2100
Raleigh, NC 27601
Attention: Naish Panjwani
Phone: (919) 607-3783
E-Mail: naish.panjwani@pnc.com

with a copy to (which shall not constitute notice):

Blank Rome LLP
The Chrysler Building
New York, NY 10174-0208
Attention: Michael Kim
Phone: (212) 885-5549
Facsimile: (917) 332-3780
Email: mkim@blankrome.com

(b)	Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender. Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)	Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)	(i) Each Loan Party agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)	The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or the Issuer by means of electronic communications pursuant to this Section, including through the Platform.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Advances and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes; Indemnity. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or, if an Event of Default has occurred and is continuing, on demand; (b) to pay or reimburse each Lender and the Agent for all its reasonable and documented out-of-pocket costs and expenses incurred after the occurrence and during the continuance of an Event of Default or in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Agent, (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all fees, expenses, and liabilities that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay, indemnify, and hold Issuer harmless from all expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (e) subject to the limitations in Sections 6.7 and 6.11, to pay, indemnify, and hold Agent harmless from all reasonable costs and expenses incurred by Agent (and/or any third party employed by Agent) in exercising its rights under Sections 6.7 and 6.11, (f) to pay, indemnify, and hold the Lenders harmless from all reasonable costs and expenses incurred in exercising their rights under Section 6.1(i), and (g) to pay, indemnify, and hold Agent, Swing Loan Lender, Issuer and each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of, directly or indirectly, or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents related thereto (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Advances or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties, any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party or any Affiliate or Subsidiary of any Loan Party, any claims which may be imposed on, incurred by, or asserted against any Indemnitee arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement, but only if the Borrower has obtained a final and nonappealable judgment in their favor on such claim as determined by a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by Applicable Law, the Borrower and Holdings each agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waives and agrees to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower or Holdings pursuant to this Section 10.5 shall be submitted to the facsimile number and attention of the person set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower or Holdings in a written notice to the Agent. For the avoidance of doubt, this Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses, damages, claims, etc. arising from any non-Tax claim. The agreements in this Section 10.5 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Agent.

Nothing in this Section 10.5 contradicts or limits the terms of any separate agreement regarding reimbursement for costs and expenses entered into by any Lender and Loan Parties from time to time, including any such agreement entered into by any Lender and Loan Parties prior to the Closing Date regarding reimbursement for costs and expenses relating to the costs and expenses incurred by such Lender in connection with the negotiation, execution and delivery of the Loan Documents and the closing thereof.

10.6 Successors and Assigns; Participations and Assignments.

(a)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuer that issues any Letter of Credit), except that neither the Borrower nor any Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender (and any attempted assignment or transfer by the Borrower or any Loan Party without such consent shall be null and void).

(i)	Subject to the conditions set forth below in Section 10.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it) with the prior written consent of:

(A)	the Agent (such consent not to be unreasonably withheld, conditioned or delayed or required in connection with an assignment to a Lender, an Affiliate or an Approved Fund of a Lender);

(B)	so long as no Event of Default has occurred and is continuing, the Borrower (such consent not to be unreasonably withheld, conditioned or delayed, or required in connection with an assignment to a Lender, an Affiliate or an Approved Fund of a Lender); and

(C)	with respect to any proposed assignment of all or a portion of the Revolving Commitments, the Issuer;

provided that in no event shall any Lender assign all or any portion of its rights and obligations under this Agreement to Sponsor, Holdings, the Borrower, any Affiliate of the Borrower, or any natural person or unless an Event of Default has occurred and is continuing, a Disqualified Institution.

(ii)	Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Advances, the amount of the Commitments or Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than (i) $1,000,000 with respect to the Revolving Commitments or Revolving Advances or (ii) $5,000,000 with respect to the Term Loan Commitments or the Term Loan (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount), unless the Borrower and the Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)	the parties to each assignment of all or a portion of any Revolving Commitment shall (1) electronically execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Agent or (2) manually execute and deliver to the Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate or an Approved Fund of such Lender) a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree;

(C)	the parties to each assignment of all or a portion of the Term Loan Commitment or the Term Loan shall (1) electronically execute and deliver to the Agent an Assignment and Assumption via an electronic settlement system acceptable to the Agent or (2) manually execute and deliver to the Agent an Assignment and Assumption, together with (except in the case of an assignment by a Lender to an Affiliate or an Approved Fund of such Lender) a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree to the Agent unless waived by the Agent in its sole discretion;

(D)	no such assignment shall be made to (1) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (1) or (2) to a natural Person (or a holding company, investment vehicle or trust established for, or owned and operated for the primary benefit of, a natural Person); and

(E)	the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire.

For the purposes of this Section 10.6, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)	In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the Defaulting Lender’s Revolving Commitment Percentage of Advances previously requested by the Borrower but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Revolving Commitment Percentage of all Advances, and its Participation Commitment in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)	Subject to acceptance and recording thereof pursuant to Section 10.6(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 3.9 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(v)

The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amount of the Revolving Advances (and stated interest thereon) owing to, each Revolving Lender pursuant to the terms hereof from time to time (the “Revolving Loan Register”). The entries in the Revolving Loan Register shall be conclusive absent manifest error, and the Borrower, the Agent, the Issuer and the Lenders may treat each Person whose name is recorded in the Revolving Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Revolving Loan Register information regarding the designation, and revocation of designation, of any Revolving Lender as a Defaulting Lender. The Revolving Loan Register shall be available for inspection by the Borrower, the Issuer, the Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loan (and stated interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Term Loan Register”). The entries in the Term Loan Register shall be conclusive, and the Borrower, the Agent, the Issuer and the Lenders may treat each Person whose name is recorded in the Term Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Term Loan Register information regarding the designation, and revocation of designation, of any Term Lender as a Defaulting Lender. The Term Loan Register shall be available for inspection by the Borrower, the Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)	Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b) (in each case to the extent required), the Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph. This Section 10.6(b) and Section 10.6(c) shall be construed so that the Advances are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(vii)

Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (other than a Defaulting Lender, a natural person, Sponsor, Holdings, the Borrower or any of its Subsidiaries or Affiliates or, unless an Event of Default shall have occurred and continuing, to a Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. In no case shall a Participant have the right to enforce any of the terms of any Loan Document. Subject to Section 10.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.7, 3.9 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that each Participant shall be subject to the terms and provisions of Section 3.10 as if it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(viii)	A Participant shall not be entitled to receive any greater payment under Section 3.7, 3.9, or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(f).

(ix)	Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest thereon) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(b)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(c)	The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(d)	Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Advances, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Advances; and (iii) it will make or invest in its Commitments and Advances for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Advances within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Advances or any interests therein shall at all times remain within its exclusive control).

(e)	Anything to the contrary contained herein notwithstanding, any Person that is to become a party to the Loan Documents as a Lender shall join any then-existing agreements among the Lenders on terms and conditions satisfactory to the Agent and Lenders as a condition to such Person becoming a party to the Loan Documents as a Lender.

10.7 Adjustments; Set-off.

(a)	[Reserved].

(b)

In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, after the occurrence and during the continuation of an Event of Default, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Reserved.

10.9 Counterparts.

(a)	This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Agent.

(b)	The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Agent or the Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.11 Integration.

(a)

This Agreement and the documents executed in connection herewith or referenced herein contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Loan Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to Borrowing Agent and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)	Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties and Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

10.12 GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (UNLESS AND EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN ANY SUCH OTHER LOAN DOCUMENT), AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING HEREFROM OR THEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.13 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)

submits to the exclusive jurisdiction of the State and Federal courts in the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Agent or such Lender. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to it at the applicable addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of its actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.13 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT; and

(c)	waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. The Agent and the Lenders agree that no Loan Party shall be liable to the Agent or the Lenders for consequential or punitive damages arising out of, or related to, or in connection with the Transactions.

10.14 Acknowledgements. Each of Holdings and the Borrower hereby acknowledges that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)	none of the Agent nor any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)	no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.15 Releases of Guarantees and Liens.

(a)	Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.15(b) below.

(b)	At such time as the Termination Date has occurred, the Collateral shall (except as to any Cash Collateralization provided to cause the occurrence of the Termination Date) be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. The Agent shall take all commercially reasonable actions reasonably requested by any Loan Party to evidence such termination at such Loan Party’s expense.

10.16 Confidentiality. The Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member, the Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its examiners, Affiliates, directors, officers, partners, employees, agents, outside auditors, counsel and other professional advisors that are bound by a similar duty of confidentiality, (d) upon the request or demand of any Governmental Authority, with notice to the Borrower to the extent such notice is practicable and legally permissible, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law, with notice to the Borrower to the extent such notice is practicable and legally permissible, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed through no fault of the Agent or any Lender, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any financing source or potential financing source of any Lender who is entitled by contractual obligation with any Lender or the Agent or by law to have such information and, in each case, is informed of the confidential nature of such information and agrees to be bound by the terms of this Section 10.16; or (k) in connection with any public filing by the Agent or any Lender or their respective Affiliates in accordance with Requirements of Law. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. In addition, the Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

10.17 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.18 Patriot Act.

(a)	Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such assignee or participant is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the Patriot Act.

(b)	Each Lender and the Agent (for itself and not on behalf of any other party) hereby notifies each Loan Party that, pursuant to the requirements of “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with such rules and regulations. Each Loan Party will, and will cause each of its respective Subsidiaries to, provide such information and take such actions as are reasonably requested by the Agent or any Lender to assist the Agent or any such Lender in maintaining compliance with such applicable rules and regulations.

SECTION 11

BORROWING AGENCY

11.1 Borrowing Agency Provisions.

(a)	Each Person constituting the Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) sign and endorse notes, (iv) execute and deliver all instruments, documents, applications, security agreements and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (v) make elections regarding interest rates and (vi) otherwise take action under and in connection with this Agreement and the other Loan Documents, all on behalf of and in the name such Persons constituting the Borrower, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)	The handling of this credit facility as a co-borrowing facility with a borrowing representative in the manner set forth in this Agreement is solely as an accommodation to the Persons constituting the Borrower and at their request. Neither Agent nor any Lender shall incur liability to the Borrower as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Person constituting the Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrower as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 11.1 except due to the gross negligence or willful misconduct of Agent or such Lender or any of their respective officers, directors, employees, controlled Affiliates or agents (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)	All Obligations shall be joint and several, and each Person constituting the Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Person constituting the Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Secured Party to any Person constituting the Borrower, failure of Agent to give any Person constituting the Borrower notice of borrowing or any other notice, any failure of Agent or any Secured Party to pursue or preserve its rights against any Person constituting the Borrower, the release by Agent or any Secured Party of any Collateral now or thereafter acquired from any Person constituting the Borrower, and such agreement by each Person constituting the Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or the Secured Parties to the other Persons constituting the Borrowers or any Collateral for such Person’s Obligations or the lack thereof. Each Person constituting the Borrower waives all suretyship defenses.

11.2 Waiver of Subrogation; Subordination. Until the Termination Date, each person constituting the Borrower hereby (a) expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Person may now or hereafter have against the other Persons constituting the Borrower or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other such Person’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, and (b) agrees that all obligations owing by any Person constituting the Borrower to any other Person constituting the Borrower are subordinated in right of payment to the Obligations and, if notified by Agent during the existence of an Event of Default, no such Person shall accept any payment of any such obligations or exercise any right or remedy with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

FP HEALTHCARE MERGER SUB CORPORATION

By:	/s/ Leonid Rozkin
Name: Leonid Rozkin
Title: Treasurer

CONNECTURE, INC.

By:	/s/ Jeff Surges
Name: Jeff Surges
Title: President

HOLDINGS:

FP HEALTHCARE INTERMEDIATE, LLC

By:	/s/ Leonid Rozkin
Name: Leonid Rozkin
Title: Treasurer

GUARANTORS:

CONNECTEDHEALTH, LLC

By:	/s/ Jeff Surges
Name: Jeff Surges
Title: Chief Executive Officer

DESTINATIONRX, INC.

By:	/s/ Jeff Surges
Name: Jeff Surges
Title: Chief Executive Officer

RXHEALTH INSURANCE AGENCY, INC.

By:	/s/ Jeff Surges
Name: Jeff Surges
Title: Chief Executive Officer

INSURIX, INC.

By:	/s/ Jeff Surges
Name: Jeff Surges
Title: Chief Executive Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent, Issuer, Swing Loan Lender and as a Lender

By:	/s/ Naish Panjwani
Name: Naish Panjwani
Title: VP, Relationship Manager

SCHEDULE 1.1A

COMMITMENTS

Term Loan Commitment

Lender	Term Loan Commitment Amount	Term Loan Commitment Percentage
PNC Bank, National Association	$42,000,000	100%
Total	$42,000,000	100%

Revolving Commitment

Lender	Revolving Commitment Amount	Revolving Commitment Percentage
PNC Bank, National Association	$5,000,000	100%
Total	$5,000,000	100%